QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on July 24, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SUPERGEN, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	91-1841574 (IRS Employer Identification Number)
4140 Dublin Blvd., Suite 200 Dublin, California 94568 (925) 560-0100 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Joseph Rubinfeld, Ph.D.
President and Chief Executive Officer
SuperGen, Inc.
4140 Dublin Blvd., Suite 200
Dublin, California 94568
(925) 560-0100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John V. Roos, Esq.
Junling Ma, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Stock $0.001 par value	5,004,000	$5.085	$25,445,340	$2,058.53

(1)
Please refer to the "Selling Security Holders" section of the prospectus that is a part of this Registration Statement for a description of what comprises the 5,004,000 shares of common stock being registered. Pursuant to Rule 416 under the Securities Act, this Registration Statement also relates to an indeterminate number of shares of common stock, which are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions.

(2)
Estimated solely for the purpose of computing the registration fee and based on the average high and low sale prices of the common stock of SuperGen, Inc. as reported on the Nasdaq National Market on July 18, 2003.

(3)
Computed pursuant to Rule 457(c) based on the average high and low sale prices of the common stock of SuperGen, Inc. as reported on the Nasdaq National Market on July 18, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY 24, 2003

Neither the Securities and Exchange Commission nor any Securities Commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS

5,004,000 SHARES

SUPERGEN, INC.

COMMON STOCK

        The selling security holders of SuperGen, Inc. ("SuperGen," "we," or "the Company") listed on page 40 may offer and resell up to 5,004,000 shares of SuperGen common stock under this prospectus, including shares issuable to certain selling security holders (i) upon conversion of certain senior convertible notes or upon our election to pay the principal of and interest on such notes with shares of common stock, and (ii) upon the exercise of certain warrants. We will not receive any proceeds from such resale by the selling security holders. We originally issued the senior convertibles notes and the warrants to the selling security holders in private transactions.

        Our common stock is listed on the Nasdaq National Market under the symbol "SUPG." On July 18, 2003, the last reported sale price for our common stock on the Nasdaq National Market was $5.18 per share.

        See "Risk Factors" beginning at page 5 to read about certain factors you should consider before buying shares of the common stock.

The date of this prospectus is July    , 2003.

SUMMARY

        This summary may not contain all of the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding our company, the common stock being registered in this offering, and our financial statements and notes thereto incorporated by reference in this prospectus.

Our Business

        We are an emerging pharmaceutical company dedicated to the acquisition, rapid development and commercialization of oncology therapies for solid tumors, hematological malignancies, and blood disorders. Our strategy is to minimize the time, expense and technical risk associated with drug commercialization by identifying and acquiring pharmaceutical compounds in the later stages of development, rather than committing significant resources to the research phase of drug discovery. Instead of engaging in pure discovery research to obtain lead compounds, we license or acquire rights to compounds typically at the pre-clinical or early clinical stage of development that have shown efficacy in humans or in a model relevant to a particular clinical disease. We intend to retain significant participation in the clinical development of our proprietary products by funding and conducting human clinical trials and obtaining regulatory approval ourselves. We believe this will allow us to maximize the commercial value of our products by either directly marketing our products or licensing them on more favorable terms than would be available if licensed earlier in the development cycle.

        Currently we have three key compounds, Nipent®, Orathecin™ (rubitecan) and Dacogen™ (decitabine), which are the focus of our efforts. Nipent is approved by the United States Food and Drug Administration ("FDA") and marketed by us for the treatment of hairy cell leukemia. Nipent has also shown promise in other diseases and we are conducting a series of clinical trials, including post-marketing Phase IV trials for chronic lymphocytic leukemia, low grade non-Hodgkin's lymphoma, cutaneous and peripheral T-cell lymphomas, and Phase II/III studies for graft-versus-host disease. We are close to completing three randomized Phase III studies for Orathecin and have submitted the first two (out of three total) sections of a "rolling" New Drug Application ("NDA") with the FDA. We expect to complete our NDA submission in the second half of 2003. We have been granted "fast track" designation for Orathecin for the treatment of patients with pancreatic cancer who have failed or are resistant to two or more chemotherapy agents, which means that the FDA will facilitate and expedite the development and review of the application. We are also conducting Phase III clinical studies of Dacogen in myelodysplastic syndrome ("MDS"), and in March 2003 completed enrollment of patients in this trial. In May 2003, we were also granted "fast track" designation for Dacogen for MDS. Moreover, we have procured the U.S. sales and marketing rights to the cancer vaccine Avicine™. In addition, our portfolio of products includes Partaject™ delivered busulfan, and inhaled versions of Orathecin and paclitaxel. We received regulatory approval to market our generic daunorubicin for a variety of acute leukemias in November 2001, and in November 2002 received regulatory approval to market Mitozytrex™ (mitomycin for injection), for use in the therapy of disseminated adenocarcinoma of the stomach or pancreas in proven combinations with other approved chemotherapeutic agents and as palliative treatment when other modalities have failed.

        Our success will depend upon our competitive strengths and strategies. However, we are a development state company, and as such, our business operation is subject to uncertainties and complexities present in any emerging pharmaceutical company. We have incurred cumulative losses of $244.9 million through March 31, 2003, and have never generated enough funds through our operations to support our business. Most of our products are still in the development stage, and we will require substantial additional investments in research and development, clinical trials, and in regulatory and sales and marketing activities to commercialize current and future product candidates. Conducting clinical trials is a lengthy, time-consuming, and expensive process involving inherent uncertainties and risks, and our studies may be insufficient to demonstrate safety and efficacy to support FDA approval of any of our product candidates in development. If our clinical trials, especially the trials for Orathecin, are not successful, we may not be able to get sufficient funding to continue our trials or conduct new trials, and we would be forced to scale down or cease our business operations. We rely on third party collaborators for research, development, manufacturing, storage and distribution activities, and the failure to maintain or develop such relationships may impair our product development and business operations. In addition, the trading prices for our common stock are highly volatile and will continue to fluctuate in the future because of various factors, some of which are beyond our control. If the trading price of our common stock continues to significantly decline, we may not be able to obtain additional capital that we will need through public or private financing activities.

        The above risks and additional risks we face in our business are described in more detail in the section of this prospectus titled "Risk Factors" which begins on page 5.

        We incorporated in March 1991 as a California corporation and changed our state of incorporation to Delaware in November 1997. Our executive offices are located at 4140 Dublin Blvd., Suite 200, Dublin, California 94568, and our telephone number at that address is (925) 560-0100. We maintain a website on the internet at www.supergen.com. Our website, and the information contained therein, is not a part of this prospectus.

The Shares Offered in this Prospectus

        We are registering for the resale of shares of common stock issuable upon our payment of principal of and interest on the outstanding senior convertible notes issued to the selling security holders in a private transaction in June 2003 ("Notes"), upon conversion of such Notes by the Note holders, and upon exercise of a related warrant issued to the placement agent in connection with the issuance of the Notes, as specified below.

Common Stock Offered	Up to 5,004,000 shares of common stock of SuperGen, Inc. issuable upon conversion of the Notes and exercise of a warrant, including:
	•	4,815,706 shares of common stock issuable (i) upon conversion of the Notes and/or (ii) upon our payment of principal of and interest on such Notes; and
•
188,294 shares of common stock issuable upon exercise of a warrant issued to Paul Revere LLC, an affiliate of Rodman & Renshaw, Inc., the private placement agent in connection with the issuance of the Notes. The warrant has a term of four years and exercise price of $6.00 per share.
Use of Proceeds
All of the shares of common stock being offered under this prospectus are being resold by the selling security holders or their pledges, donees, transferees or other successors in interest. Accordingly, we will not receive any proceeds from the resale of these shares.

Registration Rights
Pursuant to a registration rights agreement dated June 24, 2003, we have agreed to file a shelf registration statement, of which this prospectus forms a part, with the SEC to cover the shares of common stock issuable in connection with the Notes and warrant we privately placed in June 2003. We have agreed to use best efforts to keep the registration statement effective for specified periods. If we fail to fulfill these and other obligations, we will pay certain penalties until we fulfill these obligations.

RISK FACTORS

        You should carefully consider the risks described below, together with all of the other information included in or incorporated by reference into this prospectus, before making an investment decision. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

        Our business, future operating results and financial condition are dependent upon many factors that are subject to a number of risks and uncertainties. Below we summarize the material risks and uncertainties that are known to us and that may cause our future operating results to be different than our planned or projected results, and that may negatively affect our operating results and financial condition. However, the risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that are not presently known to us or that we currently believe are immaterial may also impair our business operations or financial condition.

        Some statements in this prospectus (including some of the following risk factors) are forward-looking statements. Please refer to the section entitled "Note Regarding Forward-Looking Statements."

Risks Related to Our Financial Condition and Common Stock

We have a history of operating losses and an accumulated deficit and we expect to continue to incur losses for the foreseeable future.

        Since inception we have incurred cumulative losses of $244.9 million through March 31, 2003, and have never generated enough funds through our operations to support our business. These losses include non-cash charges of $20.0 million for the acquisition of in-process research and development. Our product revenues to date have been limited and have been principally from sales of Nipent, which we are marketing in the United States for the treatment of hairy cell leukemia. Our losses to date have resulted principally from:

  •
  research and development costs relating to the development of our products and product candidates, including the large scale clinical trials for Orathecin;

  •
  license fees and milestone payments to our collaborators and research institutions, and acquisition of technology or other assets;

  •
  in-process research and development costs and amortization of intangible assets associated with our acquisitions;

  •
  costs and expenses associated with manufacturing, distribution and sales of our products; and

  •
  general and administrative costs relating to our operations.

        We expect to continue to incur substantial operating losses at least through 2003.

We are currently unprofitable and may never become profitable.

        Since inception, we have funded our research and development activities primarily from private placements and public offerings of our securities, milestone payments and revenues generated primarily from sales of Nipent, which we are marketing in the United States for the treatment of hairy cell leukemia. As a result of our substantial research and development expenditures and limited product revenues, we have incurred substantial net losses.

        Our ability to achieve profitability will depend primarily on our ability to obtain regulatory approval for and successfully commercialize Orathecin, our lead product candidate. Our success will also depend, to a lesser extent, on our ability to develop and obtain regulatory approval of Nipent for indications other than hairy cell leukemia, to obtain regulatory approval for and successfully commercialize Dacogen and other product candidates, and to bring to market our other proprietary products, i.e., products that are advancing through our internal clinical development infrastructure, including our Extra products. Our ability to become profitable will also depend upon a variety of other factors, including the following:

  •
  increases in the level of our research and development, including the timing and costs of any expansion of clinical trials;

  •
  regulatory approvals of competing products, or expanded labeling approvals of existing products;

  •
  increases in sales and marketing expenses related to the commercial launch of Orathecin and other products if and when approved;

  •
  costs and expenses associated with entering into licensing and other collaborative agreements;

  •
  delays in or inadequate commercial sales of Orathecin and other products, once regulatory approvals have been received; and

  •
  expenditures associated with acquiring products, technologies or companies and further developing these assets.

        Our products and product candidates, even if successfully developed and approved, may not generate sufficient or sustainable revenues to enable us to be profitable, or to sustain profitability.

We may require additional financing, and an inability to raise the necessary capital or to do so on acceptable terms would threaten the continued success of our business.

        We will continue to expend substantial resources for conducting research and development, including costs associated with conducting clinical trials. While we raised $21.25 million through the issuance of the senior convertible notes ("Notes") in June 2003 and previously raised $21.25 million through a senior exchangeable convertible notes offering in February 2003 ("February Notes"), and anticipate that our capital resources will be adequate to fund operations and capital expenditures for at least the next twelve months, if we experience unanticipated cash requirements during this period, we could require additional funds much sooner. We may raise money by the sale of our equity securities or debt, or the exercise of outstanding warrants and stock options. However, given the uncertainties of market conditions, we may not be able to sell our securities in public offerings or private placements at prices and on terms that are favorable to us, or if at all. Also, the dilutive effect of those fundings could adversely affect our results per share. We may also choose to obtain funding through licensing and other contractual agreements. Such arrangements may require us to relinquish our rights to our technologies, products or marketing territories, or to grant licenses on terms that are not favorable to us. If we fail to obtain adequate funding in a timely manner, or at all, we may be forced to scale back our product development activities, or forced to cease our operations.

Our stock price is highly volatile, and if our price declines further, we may encounter difficulty in raising capital in the equity market.

        The trading price of our common stock has fluctuated dramatically in the last two years, from the high of $15.70 in January 2001 to a historic low of $1.40 in October 2002. Our stock price is likely to remain volatile in the future, which is subject to the following factors, some of which are beyond our control:

  •
  announcements of regulatory approval or disapproval of our or our competitors' products;

  •
  fluctuations in our financial results;

  •
  announcements of technological innovations or new products by us or our competitors;

  •
  announcements of changes in governmental regulations affecting us or our competitors;

  •
  developments in patent or other proprietary rights affecting us or our competitors;

  •
  public concern as to the safety of products developed by us or other biotechnology and pharmaceutical companies;

  •
  general market conditions;

  •
  severe fluctuations in price and volume in the stock market in general (or in the trading of the stock of pharmaceutical and biotechnology companies in particular) which are unrelated to our operating performance; and

  •
  future sales of common stock by us or by existing stockholders and the perception that such sales could occur.

        If the trading price of our common stock continues to significantly fluctuate and decline, we may be unable to obtain additional capital that we may need through public or private financing activities. Because outside financing is still critical to sustain our business operations, large fluctuations in our share price will harm our financing activities and may cause us to significantly alter our business plans or cease operations altogether.

Plaintiffs have brought several securities class action lawsuits against us, any of which, if it results in an unfavorable resolution, could adversely affect our financial condition.

        On April 14, 2003, John R. Blum filed a class action complaint entitled John R. Blum v. SuperGen, Inc., et al., in the U.S. District Court for the Northern District of California against us and our current President and Chief Executive Officer, alleging violations of the Securities Exchange Act of 1934 and seeking unspecified damages. Subsequently, as of May 9, 2003, four similar actions have been filed in the same court. Each of the complaints purports to be a class action lawsuit brought on behalf of persons who purchased or otherwise acquired our common stock during the period of April 18, 2000 through March 13, 2003, inclusive (except that one complaint specified the period as between April 18, 2000 through March 14, 2003). The complaints allege that during such period, we issued materially false and misleading statements and failed to disclose certain key information regarding Mitozytrex. The complaints do not specify the amount of damages sought. The complaints have not yet been consolidated, we have not yet answered any of the complaints, discovery has not commenced, and no trial date has been established. We intend to contest these and similar future actions vigorously. Nevertheless, litigation is subject to inherent uncertainties, and if any of the lawsuits result in any unfavorable resolution, our financial condition may be materially and adversely affected. In addition, regardless of the outcome of the lawsuits, defending the Company in these actions will inevitably result in substantial costs and divert management's attention and resources, which may in turn harm our business, financial condition and results of operations.

Our equity investment in AVI BioPharma, Inc. ("AVI") exposes us to equity price risk and any impairment charge would affect our results of operations.

        We are exposed to equity price risk on our equity investment in AVI. Currently we own 2,684,211 shares of AVI. In the third quarter of 2002, we recorded an other-than temporary loss of $8.2 million relating to our holding in AVI, resulting in a reduction of our cost basis in the AVI stock. Under our accounting policy, marketable equity securities are presumed to be impaired if their fair value is less than their cost basis for more than six months, absent compelling evidence to the contrary. At September 30, 2002, AVI common stock had been trading below our original cost basis for more than six months. As there was no compelling evidence to the contrary, we recorded the impairment charge of $8.2 million in our results of operations. The amount of the charge was based on the difference between the market price of the securities as of September 30, 2002, and our original cost basis. The public trading prices of the shares of AVI have fluctuated significantly since we purchased them and could continue to do so. If the public trading prices of these shares continue to trade below their new cost basis in future periods, we may incur additional impairment charges relating to this investment, which in turn will affect our results of operations.

        In addition, in connection with the issuance of the Notes and restructuring of our February Notes, we issued warrants to the Note holders exercisable into up to 2,634,211 of our AVI shares at an exercise price of $5.00 per share, and we pledged the AVI shares to secure our obligation under the Notes. As a result, our ability to gain from the increases of AVI's stock price is limited.

We substantially increased our outstanding indebtedness with the issuance of certain senior convertible notes and we may not be able to pay our debt and other obligations.

        On June 24, 2003, we privately placed the Notes in the aggregate principal amount of $21.25 million with several institutional investors. The notes are payable in four equal quarterly installments beginning in March 31, 2004 and will accrue interest at a rate of 4% per annum. In addition, in February of 2003, we issued to the same Note holders the February Notes (our senior exchangeable convertible notes) in the aggregate principal amount of $21.25 million. In connection with the Note issuances, we restructured the February Notes whereby the holders converted half of the outstanding principal of the February Notes and accrued interest thereon into shares of our common stock, and the remaining $10,625,000 principal amount of the outstanding February Notes would have a final maturity date of February 26, 2004. Nevertheless, by issuing the Notes we increased our indebtedness substantially. In addition, the holders of the Notes and February Notes have imposed certain restrictive covenants, including limits on our future indebtedness and limits on structuring equity financings with variable pricing. As a result, the issuance of the Notes and the February Notes may or will:

  •
  make it more difficult for us to obtain any necessary financing in the future for working capital, capital expenditures or other purposes;

  •
  significantly increase our interest expense; and

  •
  make us more vulnerable in the event of a downturn in our business.

        Currently, our revenues from our operations will not generate sufficient cash flow to satisfy the principal payments under the notes when they become due. Under the terms of the Notes and the February Notes, we have the right to pay the principal and interest then due under such notes through the issuance of shares of common stock at a conversion price tied to the then market price. Nevertheless, our principal payments through issuance of shares of our common stock is subject to certain conditions, including limitations based on trading volumes in our common stock at such time. Therefore, we may be required to use cash to pay the principal amounts when they are due under the Notes and February Notes. If we decide to make payments under the Notes and February Notes in cash, we may deplete our financial resources and adversely affect our product development. If we are unable to satisfy our payment obligations under the Notes and February Notes, we will default on such notes.

The conversion of the notes will have a dilutive effect upon the stockholders.

        Pursuant to the terms of the Notes and the February Notes, the holders of such notes may convert such notes at any time prior to their maturity at certain fixed conversion prices (for the Notes, $6.36, and for the February Notes, $4.25), and we have the right, subject to certain conditions, to pay the principal and interest then due under such notes through the issuance of shares of common stock at a conversion price tied to the then market price. If we issue shares of our common stock upon the note holders' conversion of the notes or to make payments, such issuances will be dilutive to our stockholders. In addition, if we decide to redeem the notes in connection with a change of control, we will be required to issue to the note holders certain warrants for the securities of the acquiror, which will be dilutive and may negatively affect the deal consideration the stockholders would otherwise receive in absence of such issuance.

Risks Related to Our Industry

Before we can seek regulatory approval of any of our product candidates, we must successfully complete clinical trials, which are expensive and have uncertain outcomes.

        Most of our products are in the development stage and, prior to their sale, will require regulatory approval and the commitment of substantial resources. Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we must demonstrate through pre-clinical testing and clinical trials that our product candidates are safe and effective for use in humans. Conducting clinical trials is a lengthy, time-consuming and expensive process, and their results are inherently uncertain. We have incurred and will continue to incur substantial expense for, and we have devoted and expect to continue to devote a significant amount of time to, pre-clinical testing and clinical trials. In addition, we must overcome all kinds of difficulties and setbacks in our clinical trials, which are an inherent part of the drug development process.

        We are currently conducting late stage Phase III clinical trials for two of our product candidates: Orathecin for pancreatic cancer and Dacogen for treatment of advanced myelodysplastic syndrome. In addition, we have a broad portfolio of other cancer drugs in various stages of development, including Avicine in colorectal cancer (Phase II), Nipent (for indications other than hairy cell leukemia, Phase IV), Partaject busulfan, inhaled Orathecin (Phase I), and are conducting pre-clinical studies for Vascular Endothelial Growth Factor ("VEGF"), inhaled paclitaxel and Cremophor-free paclitaxel. Clinical trials that we conduct or that third parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for any of our product candidates. We expect to commence new clinical trials from time to time in the course of our business as our product development work continues. However, regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates.

        In addition, we have ongoing research and pre-clinical projects that may lead to product candidates, but we have not begun clinical trials for these projects. Our pre-clinical or clinical development efforts may not be successfully completed and we may not commence clinical trials as planned.

Our clinical trials may be delayed or terminated, which would prevent us from seeking necessary regulatory approvals.

        Completion of necessary clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. For example, the design of our three Orathecin studies are complex, and we have been conducting clinical trials since 1998, which may make statistical analysis difficult and regulatory approval hard to predict. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

  •
  ineffectiveness of the study compound, or perceptions by physicians that the compound is not effective for a particular indication;

  •
  inability to manufacture sufficient quantities of compounds for use in clinical trials;

  •
  inability to obtain FDA approval of our clinical trial protocols;

  •
  slower than expected rate of patient recruitment;

  •
  inability to adequately follow patients after treatment;

  •
  difficulty in managing multiple clinical sites;

  •
  unforeseen safety issues;

  •
  lack of efficacy demonstrated during the clinical trials; or

  •
  government or regulatory delays.

        In addition, we have limited experience in conducting and managing clinical trials. We rely on third parties, including contract research organizations ("CRO's"), to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completing, or in failure to complete, these trials if the third parties fail to perform under our agreements with them.

We may be required to suspend, repeat or terminate our clinical trials if they are not conducted in compliance with regulatory requirements, if the trial results are negative, inconclusive or if they fail to demonstrate safety or efficacy.

        Our clinical trials must be conducted in accordance with the FDA's regulations and are subject to oversight by the FDA and institutional review boards at the medical institutions where the clinical trials are conducted. We outsource our research and development activities with respect to our primary product candidates. We have agreements with third-party CRO's to provide monitors and to manage data for our clinical programs, including the Phase III Orathecin program in pancreatic cancer. We and our CRO's are required to comply with current Good Clinical Practices ("GCP") regulations and guidelines enforced by the FDA for all of our products in clinical development. The FDA enforces GCP's through periodic inspections of study sponsors, principal investigators, and study sites. We are not aware of any material GCP deficiencies with any of these research organizations that might impact regulatory approval of our products. If, however, in the future we or our CRO's fail to comply with applicable GCP's, the clinical data generated in our studies may be deemed unreliable and the FDA may require us to perform additional studies before approving our marketing applications. We cannot assure you that upon inspection the FDA will determine that any of our studies for products in clinical development comply with GCP's. In addition, our clinical trials must be conducted with product candidates produced under current Good Manufacturing Practices (GMP's) regulations and may require large numbers of test subjects. Our failure to comply with these regulations may require us to repeat clinical studies, which would delay the regulatory approval process.

        Even if we achieve positive interim results in clinical trials, these results do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Negative or inconclusive results or adverse medical events during a clinical trial could cause us to repeat or terminate a clinical trial. Our clinical trials may be suspended at any time if we or the FDA believe the patients participating in our studies are exposed to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials.

        We may encounter other problems and failures in our studies that will cause us or the FDA to delay or suspend the studies. The potential failures will delay development of our product candidates, hinder our ability to conduct related pre-clinical testing and clinical trials, and further delay the commencement of regulatory approval process. Moreover, we then may be required to conduct other clinical trials for the product candidates, which will require substantial funding and time. We may be unable to obtain corporate funding or other financing to conduct such clinical trials. The failures or perceived failures in our clinical trials will directly delay our product development and regulatory approval process, damage our business prospect, make it difficult for us to establish collaboration and partnership relationships, and negatively affect our reputation and competitive position in the pharmaceutical community.

If we fail to obtain regulatory marketing approvals of our product candidates in a timely manner, commercialization of our products will be delayed or prevented and we will not be able to generate revenue and achieve profitability.

        All new drugs, including our products under development, are subject to extensive and rigorous regulation by the FDA, and comparable agencies in foreign countries. These regulations govern, among other things, the development, testing, manufacturing, labeling, storage, pre-market approval, advertising, promotion, sale and distribution of our products. Prior to marketing in the United States, a drug must undergo rigorous testing and an extensive regulatory approval process implemented by the FDA under federal law, including the Federal Food, Drug and Cosmetic Act. To receive approval, we or our collaborators must, among other things, demonstrate with substantial evidence from well-controlled clinical trials that the product is both safe and effective for each indication where approval is sought. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product.

        We are currently selling Nipent (which we acquired from the Parke-Davis division of the Warner-Lambert Company in 1996) for the treatment of hairy cell leukemia, and sales of Nipent constitute our principal source of product revenues. We received regulatory approval to market our generic daunorubicin for a variety of acute leukemias in November 2001, and in November 2002 received regulatory approval to market Mitozytrex (mitomycin for injection) for use in the therapy of disseminated adenocarcinoma of the stomach or pancreas in proven combinations with other approved chemotherapeutic agents and as palliative treatment when other modalities have failed. We have submitted the first two sections of a rolling NDA for Orathecin for the treatment of patients with pancreatic cancer who have failed or are resistant to two or more chemotherapy agents. We have also filed an Abbreviated New Drug Application ("ANDA") for our generic paclitaxel. Our other existing product candidates, including our proprietary drugs, i.e., drugs that are advancing through our internal clinical trials, such as Dacogen, and our generic drugs, i.e., drugs for which there is no patent protection and are marketed by multiple sources, will require significant additional development, lengthy clinical trials, regulatory review and approvals, and additional investment before they can be commercialized.

        The FDA has substantial discretion in the drug approval process. We generally cannot predict with certainty if or when we might submit for regulatory review of any of our product candidates currently under development. Once we submit our product candidates for review, there cannot be any guarantee that the FDA or other regulatory agencies will grant approvals for any of our products on a timely basis or at all. Any approvals we obtain may not cover all the clinical indications for which we are seeking approval. Also, an approval might contain significant limitations in the form of narrow indications, warnings, precautions, or contraindications with respect to conditions of use.

        Therefore, our product development efforts may not lead to commercial drugs or other products for a number of reasons, including the failure of our product candidates to be safe and effective in clinical trials or because we have inadequate financial or other resources to pursue the programs through the clinical trial process. Except the possibility for Orathecin, we do not expect to be able to market any of our existing product candidates currently in development for a number of years, if at all. If we fail to obtain regulatory approval of our drug candidates in a timely manner, we will not be able to generate revenues and achieve profitability.

Our failure to obtain separate regulatory approvals to market our product candidates in foreign countries could adversely affect our revenues.

        Sales of our products outside the United States will be subject to foreign regulatory requirements governing clinical trials and marketing approval. We must obtain separate regulatory approvals in order to market our products in other jurisdictions. Approval in the U.S., or in any other jurisdiction, does not ensure approval in other jurisdictions. Obtaining foreign approvals could result in significant delays, difficulties and costs for us, and require additional trials and additional expenses. So far, we have applied, through an affiliate, for regulatory approval to market mitomycin and paclitaxel in the United Kingdom and in certain other countries within the European Union. While many of the regulations applicable to our products in these foreign countries are similar to those of the FDA, these requirements may vary widely from country to country and could delay the introduction of our products in those countries. Failure to comply with these regulatory requirements or obtain required approvals could impair our ability to commercialize our products in foreign markets.

        Currently, Nipent is being sold in Europe. However, our role in Europe is currently limited to that of a supplier, and as such, we do not have a direct influence on Nipent sales at the clinical level, making their timing and magnitude difficult to predict and depend on the efforts of our European distributors. Our revenue from supplying Nipent for European sales is currently insignificant. Our strategy is to obtain regulatory approvals to sell our products in Europe and other parts of the world, and we currently intend to contract with third party licensees or distributors for sales outside the United States. Sales outside the United States in the future may constitute a material source of revenues. As a result, any delays in obtaining regulatory approval from foreign jurisdictions will impair the commercialization of our products and our revenues.

Even if we obtain regulatory approval, we will continue to be subject to extensive government regulation that may cause us to delay the introduction of our products or withdraw our products from the market.

        Even if regulatory approval is obtained, later discovery of previously unknown problems may result in restrictions of the product, including withdrawal of the product from the market. Further, governmental approval may subject us to ongoing requirements for post-marketing studies. Even if we obtain governmental approval, our manufacturing facilities and those of our third-party manufacturers are subject to unannounced inspections by the FDA and must comply with the FDA's current GMP's and other regulations. These regulations govern all areas of production, record keeping, personnel and quality control. If we or our third-party manufacturers fail to comply with any of the manufacturing regulations, we may be subject to, among other things, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecution.

        Physicians may prescribe drugs for uses that are not described in a product's labeling for uses that differ from those tested by us and approved by the FDA. While such "off-label" uses are common and the FDA does not regulate physicians' choice of treatments, the FDA does restrict a manufacturer's communications on the subject of off-label use. Companies cannot actively promote FDA-approved drugs for off-label uses, but they may disseminate to physicians articles published in peer-reviewed journals. To the extent allowed by law, we intend to disseminate peer-reviewed articles on our products to our physician customers. If, however, our promotional activities fail to comply with the FDA's regulations or guidelines, we may be subject to warnings from, or enforcement action by, the FDA.

        If our promotional activities fail to comply with the FDA's regulations or guidelines, we may be subject to warnings from, or enforcement action by, the FDA. For example, in November 2002 we issued a press release announcing our receipt of FDA approval to market Mitozytrex (mitomycin for injection). In March 2003, the FDA issued a "Talk Paper" regarding this press release, taking the position that we made certain unsupported claims about the drug and did not disclose the serious side effects such as suppressing bone marrow activity. We are revising our internal procedures to help ensure our promotional activities and public disclosure will meet regulatory requirements.

The continuing efforts of government and third-party payers to contain or reduce the costs of healthcare may adversely affect our revenues.

        Sales of our products depend in part upon the availability of reimbursement from third-party payers, such as government health administration authorities like Medicare/Medicaid, managed care providers and private health insurers. While we have not been challenged by third-party payers with respect to reimbursement of prices for our marketed products, in general third-party payers are increasingly challenging the price and examining the cost effectiveness of medical products and services, which may effectively limit physicians' ability to select products and procedures.

        In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. For example, currently Medicare does not reimburse self-administered products, which could cover some of our product candidates. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, we believe government agencies will continue to propose and pass legislation designed to reduce the cost of healthcare, which could further limit reimbursement for pharmaceuticals, and we anticipate that there will continue to be proposals in the U.S. to implement government control over the pricing or profitability of prescription pharmaceuticals, as is currently the case in many foreign markets. If our current and proposed products are not considered cost-effective, reimbursement to the consumer may not be available or be sufficient to allow us to sell products on a competitive basis. The failure of the government and third-party payers to provide adequate coverage and reimbursement rates for our product candidates could adversely affect the market acceptance of our products, our competitive position and our financial performance.

If we are unable to comply with environmental laws and regulations, our business may be harmed.

        We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We currently maintain a supply of several hazardous materials at our facilities. We believe our safety procedures for these materials comply with governmental standards, and we carry insurance coverage we believe is adequate for the size of our business. We believe we are in compliance with all applicable environmental laws and regulations. However, we cannot entirely eliminate the risk of accidental contamination or injury from these materials. If an accident or environmental discharge occurs, we could be held liable for any resulting damages, which could exceed our insurance coverage and financial resources.

        We currently outsource our research and development programs involving the controlled use of biohazardous materials. We believe our collaborators have in place safety procedures for these materials that comply with governmental standards. Nevertheless, if an accident does occur, our research and product development will be negatively affected.

Risks Associated with Our Business

We are dependent on the successful outcome of the clinical trials for our lead product candidate Orathecin. If our clinical data for Orathecin cannot support the submission of an NDA with the FDA or if filing or approval of the NDA is delayed, our business will be substantially harmed.

        Orathecin is our lead product candidate, which we are developing for the treatment of patients with pancreatic cancer who have failed or are resistant to two or more chemotherapy agents. Pancreatic cancer is a highly lethal disease, with the poorest likelihood of survival among all of the major malignancies. Based on a study on cancer for 1988-1992 by the National Cancer Institute, pancreatic cancer accounts for only 2% of all newly diagnosed cancers in the United States each year, but 5% of all cancer deaths. We believe that our Orathecin clinical program is the largest registration program ever undertaken in pancreatic cancer. To date, only two drugs have been approved by the FDA for the treatment of pancreatic cancer—gemcitabine and 5-FU. Based on the FDA's summary basis of approval, the program sizes for those two drugs were as follows: gemcitabine had 126 patients in front-line use and 63 patients in second-line use, and 5-FU was approved on data from 20 pancreatic cancer patients. We have been conducting and are close to completing three randomized Phase III registrational studies in over 1,800 patients with pancreatic cancer at over 200 study sites in North America and Europe. We commenced clinical trials in 1998, and more than 2,700 patients have been enrolled in the studies. Our ongoing Orathecin clinical trials are large and complex and have required a significant amount of financial commitment and human resources. Over the years, we have expended substantial resources on developing Orathecin and preparing an infrastructure to support its sales and marketing, if approved for sale by regulatory authorities.

        While we believe we have a portfolio of product candidates with promise, we have focused much of our attention and resources on developing Orathecin, and from 1998 to December 2002 we have spent approximately 25% of our research and development expenses, or approximately $58 million, on the Orathecin program, and we expect to spend an additional $5 million in 2003 to complete the clinical trials for Orathecin and assemble the NDA for regulatory approval for the product. In addition, we must establish sales and marketing capability to support the worldwide sale of Orathecin, either by entering into a sales and marketing agreement with a collaborator or to build up our own sales force, which will involve substantial costs and expenses. If we are successful in obtaining necessary regulatory approval and successfully commercialize the product, we believe sales of Orathecin could generate more than $100 million in revenues annually, which could constitute more than 80% of our future revenues. These sales projections are based on the fact that, according to Eli Lilly's 2001 annual report, gemcitabine (the last drug approved for pancreatic cancer) has sales of more than $500 million dollars annually, yet we believe that gemcitabine and 5-FU do not adequately serve the market of refractory pancreatic cancer patients. In addition, administration of gemcitabine and 5-FU require intravenous injection, while Orathecin is taken orally. We believe that based on these factors, in combination with our commercial experience, we can reasonably expect to achieve at least 20% of the sales of gemcitabine with Orathecin, although there can be no assurance in this regard even if we receive the regulatory approval.

        Given the large scale, the complexity of the clinical trials, and the inherent uncertainties associated with clinical trials of such magnitude and complexity, there can be no assurance that the data or statistical analysis from our trials will support regulatory approval or that we will not be required to perform additional studies before seeking regulatory approval. For example, the trial design of these studies allows patients who initially were being treated with gemcitabine or other therapies to switch over to treatment with Orathecin. At the time the trials were designed, based on results of cancer studies conducted by others, we believed that the percentage of patients that would cross over for treatment with Orathecin would be in the range of 10% to 20% of the enrolled patients. Based on a preliminary review of the clinical trial information, we believe that the number of patients in our Orathecin studies that have actually crossed over to treatment with Orathecin has significantly exceeded the number anticipated and was greater than 40% in two of our Phase III studies. The extent of this cross over will likely negatively affect the statistical analysis of the study, making it difficult to determine if the product is effective. We cannot predict how this cross-over percentage will affect regulatory approval, but additional trials may be required before we can obtain regulatory approval.

        In late May 2003, we announced data from one of our Phase III studies of Orathecin in patients with advanced pancreatic cancer, most of whom had previously failed two or more chemotherapy treatments. The study randomized 409 patients to either Orathecin or "best medical therapy." The primary study end-point was overall survival with secondary end-points of tumor response and time to disease progression. We did not meet the primary end-point, although we did achieve both secondary end-points. The secondary end-points were independent of a crossover effect whereas the primary end-point was not. We are still in the process of analyzing data from our other clinical trials. It remains uncertain whether the released data, and the data from our other clinical trials, will be sufficient to support an application for regulatory approval to the FDA for Orathecin. If our data fails to support the regulatory submission, our regulatory approval, if any, will be delayed, and we will be required to conduct additional clinical trials, which we may be unable to fund.

        We have submitted the first two sections of a "rolling" NDA with the FDA, and anticipate completing our filing in the second half of 2003. However, the approval process may take a significant amount of time and we may not be approved. The FDA's approval of our application will be based on its review of Orathecin's safety and efficacy. Important factors to be taken into account in the FDA's review will include, among other things, the overall survival of patients randomized to receive Orathecin, time to disease progression as well as toxicities seen in patients who were treated with Orathecin. If our Orathecin development activities are unsuccessful for these or other reasons and if we fail to obtain the FDA approval in a timely fashion, if at all, we will not be able to realize the projected revenues, have sufficient funds to support another program or continue our other clinical trials, and we may be forced to substantially scale down our operations.

The termination of our Orathecin related agreements with Abbott may negatively impact our business and collaborative relationships.

        In December 1999, we entered into agreements with Abbott Laboratories pursuant to which Abbott would market and distribute our drug candidate Orathecin and provide milestone payments and invest in our shares of stock. We would have co-promoted Orathecin with Abbott in the United States and Abbott would have exclusive rights to market Orathecin outside of the United States. In the United States market, we would have shared profits from product sales equally with Abbott, while outside of the United States market, Abbott would have paid us royalties and transfer fees based on product sales. Abbott was obligated to purchase up to $81.5 million in shares of our common stock over a period of time. In addition, Abbott had an option to purchase up to 49% of the shares of our common stock outstanding at the time of the exercise at $85 per share. Abbott also had a right of first discussion with respect to our product portfolio and a right of first refusal to acquire us.

        The Orathecin related agreements were terminated by the parties in March of 2002. While we believe that the termination was advantageous to us in a number of respects, the termination also creates some challenges and uncertainties. By terminating our Orathecin related agreements we have eliminated restraints on our business activities and expanded some of our strategic alternatives that we deem very beneficial. Specifically, we regained all marketing rights to Orathecin worldwide, are no longer obligated to share profits from product sales of Orathecin, and Abbott no longer has the option to purchase up to 49% of our outstanding shares, the right of first discussion with respect to our product portfolio and the right of first refusal to acquire us. As a result, we are able to market and sell Orathecin ourselves or to explore strategic partnerships with other pharmaceutical companies.

        In connection with these agreements, Abbott made a $26.5 million investment in our shares of common stock in January 2000, and a $2.5 million equity milestone payment in July 2001. By terminating the agreement, we have foregone the opportunity to receive future milestone payments and equity investments from Abbott (in the aggregate amount of up to $52.5 million), potential royalty payments and other benefits from a well established and respected pharmaceutical company, including our access to Abbott's worldwide sales capability. In addition, the termination of the agreements may be perceived negatively by other potential partners, and unless we are successful with our regulatory approval of Orathecin, we may not be able to establish collaboration relationships with established pharmaceutical companies for Orathecin, if we elected to pursue such relationships.

Expanding indications for Nipent is important to our future revenues. If we are unable to receive regulatory approval for use of Nipent to treat additional diseases our revenues will not expand as hoped.

        Part of our strategy involves expanding the market opportunities for our approved drugs by seeking regulatory approval and/or their reimbursement support of their use for treatment of additional diseases. We are currently marketing Nipent for hairy cell leukemia, and revenues from selling Nipent provided over 90% of our revenues in the past three years. We believe Nipent has promise for treatment of a variety of diseases and are conducting a series of clinical trials with Nipent that are important to the expansion of our business. These trials include Phase IV trials for chronic lymphocytic leukemia, low grade non-Hodgkin's lymphoma, cutaneous and peripheral T-cell lymphomas, and Phase II/III studies for graft-versus-host disease. If these and our other Nipent clinical trials are not successful or require additional regulatory approvals, we will not be able to increase our revenue above the current level.

If we cannot complete our clinical trials for Dacogen and cannot receive regulatory approval, we may not realize future revenues.

        We have initiated Phase III clinical trials with Dacogen for treatment of advanced MDS, and we completed patient enrollment in March 2003. We have also received orphan drug designation for Dacogen for the treatment of MDS in the United States and Europe, and for the treatment of sickle cell anemia in the United States. There is no assurance that we will be able to complete our clinical trials, or that the clinical trial results will support submission of an NDA or regulatory approval. Even if we complete the clinical trials and submit an NDA, the approval process may take a significant amount of time and we may not receive approval. Moreover, the future sales of Dacogen could constitute a material source of our product revenues. According to a paper published in Nature Review in 2002, in vitro data suggests that Dacogen reverses the biological mechanism that has been implicated as a fundamental defect in cancer. We believe that potential sales of this product may equal or exceed that of Orathecin and thus amount to $100 million annually, although there can be no assurance in this regard even if we seek and receive the regulatory approval. As a result, if our Dacogen development activities are unsuccessful for any reason, future revenues will not be realized.

The fast track designations of Orathecin and Dacogen may not actually lead to a faster regulatory review or approval.

        If a drug is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and the drug demonstrates the potential to address unmet medical needs for the condition, the drug sponsor may apply for FDA fast track designation. The fast track classification does not apply to the product alone, but applies to the combination of the product and the specific indication for which it is being studied. Under fast track provisions, the FDA is committed to working with the sponsor for the purpose of expediting the clinical development and evaluation of the drug safety and efficacy for the fast track indication. A fast track designation will allow the pharmaceutical company sponsor to submit a rolling NDA, which will allow the FDA to initiate review of sections of the application before it is complete. In some cases, a fast track designated product may also qualify for priority review, or review within a six-month time frame from the time an NDA is completed and filed but this cannot be assured.

        Although we have obtained fast track designations from the FDA for (i) Orathecin for the treatment of patients with locally advanced or metastatic pancreatic cancer that is resistant or refractory to two or more chemotherapies, and (ii) Dacogen for MDS, we cannot guarantee a faster development process, review or approval compared to the conventional FDA procedures. Our drug candidates may not be granted priority review, or review within six months, and our fast track designation may be withdrawn by the FDA if the FDA believes that such designation is no longer supported by emerging data from our clinical development program. Our fast track designation does not guarantee that we will qualify for or be able to take advantage of the accelerated approval procedures, which are procedures that allow the FDA to approve a drug, intended to treat serious or life threatening illnesses, based upon a surrogate end point that is reasonably likely to predict clinical benefit. Even if the accelerated approval procedures are available to us, we may elect to use the traditional approval process for strategic and marketing reasons. If Orathecin and Dacogen are approved under the accelerated approval procedures, we will most likely be required to conduct Phase IV studies to provide confirmatory evidence that these drugs are safe and effective and provide a clinically meaningful benefit to patients. If we fail to verify that our drugs are safe, effective and provide a clinically meaningful benefit to patients, our FDA approval can be withdrawn on an expedited basis. Accelerated approval will also require that we submit all promotional labeling and advertising to the FDA for pre-approval prior to dissemination of these materials. Furthermore, if serious adverse effects are identified at any time after marketing, our approval may be rapidly revoked and we will not be allowed to continue to market the drug. If the regulatory approval for our drug candidates is delayed, or the approval is withdrawn or revoked for any reason, our business will be substantially harmed.

We depend on third parties for manufacturing and storage of our products and our business may be harmed if the manufacture of our products is interrupted or discontinued.

        Even if we obtain governmental approval of our product candidates, our manufacturing facilities and those of our contract manufacturers are subject to unannounced inspections by the FDA and must comply with the FDA's current GMP and other regulations. These regulations govern all areas of production, record keeping, personnel and quality control. If we or our contract manufacturers fail to comply with any of the manufacturing regulations, we may be subject to, among other things, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecution.

        We have no manufacturing facilities and we currently rely on third parties for manufacturing activities related to all of our products. As we develop new products and increase sales of our existing products, we must establish and maintain relationships with manufacturers to produce and package sufficient supplies of our finished pharmaceutical products, including Orathecin and Dacogen. Our manufacturing strategy presents the following risks:

  •
  delays in scale-up to quantities needed for multiple clinical trials or failure to manufacture such quantities to our specifications, or deliver such quantities on the dates we require, could cause delay or suspend clinical trials, regulatory submissions and commercialization of our products in development;

  •
  our current and future manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies for compliance with strictly enforced current GMP's and similar foreign standards, and we do not have control over our third-party manufacturers' compliance with these regulations and standards;

  •
  if we need to change to other commercial manufacturing contractors, the FDA and comparable foreign regulators must approve these contractors prior to our use. This would require new testing and compliance inspections. The new manufacturers would have to be educated in, or themselves develop substantially equivalent processes necessary for, the production of our products;

  •
  if market demand for our products increases suddenly, our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

  •
  in the future we may not have intellectual property rights, or may have to share intellectual rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

        Any of these factors could delay clinical trials or commercialization of our product candidates under development, interfere with current sales and entail higher costs.

        We currently outsource manufacturing for all of our products to United States and foreign suppliers. We expect to continue to outsource manufacturing in the near term. We believe our current suppliers are and will be able to efficiently manufacture our proprietary and generic compounds in sufficient quantities and on a timely basis, while maintaining product quality. We maintain quality control over manufacturing through ongoing inspections, rigorous review, control over documented operating procedures, and thorough analytical testing by outside laboratories, and, to our knowledge, none of our manufacturers have had material problems complying with regulatory requirements for our products. At this time we do not intend to replace our manufacturing or storage contracts.

        However, we may be unable to maintain our current relationships. In the event we need to replace or seek new manufacturing arrangements, we may have difficulty locating and entering into arrangements with qualified contract manufacturers on acceptable terms, if at all. We are aware of only a limited number of companies on a worldwide basis who operate manufacturing facilities in which our products can be manufactured to our specifications and in compliance with current GMP's. It could take several months, or significantly longer for a new contract manufacturing facility to obtain FDA approval and to develop substantially equivalent processes for the production of our products. We may not be able to contract with any of these companies on acceptable terms, if at all. For example, the company that had been purifying our Nipent finished product filed for bankruptcy in mid 2001. We contracted with a new manufacturer for the purification of Nipent in mid 2001, and the manufacturer was qualified by the FDA in May 2002. We experienced unusually low inventory levels during the first quarter of 2002, while we were waiting for the new company to be qualified by the FDA. Nipent is currently being purified at Hauser Technical Services, Inc. ("Hauser"). Hauser, Inc., Hauser's parent company, and its wholly owned subsidiaries filed for reorganization under Chapter 11 in April 2003. However, we do not believe that this filing will have any significant impact on our supply agreement and our ability to process Nipent, although there can be no assurance in this regard.

        Currently we store the majority of the unpurified, bulk form of Nipent at the manufacturer's location. Improper storage, fire, natural disaster, theft or other conditions at this location may lead to the loss or destruction of the bulk concentrate. While the manufacturer carries adequate insurance consistent with industry standard and we also carry insurance for drug storage, such event would inevitably cause delays in distribution and sales of our products and harm our operating results.

        We do not currently intend to manufacture any pharmaceutical products, although we continually evaluate our options for commercial production of our products, including the possibility of establishing our own commercial scale manufacturing facility. If we decide to manufacture products, we would be subject to the regulatory risks and requirements described above. We will also be subject to similar risks regarding delays or difficulties encountered in manufacturing these pharmaceutical products and we will require additional facilities and substantial additional capital. We cannot assure you that we would be able to manufacture any of these products successfully in accordance with regulatory requirements and in a cost-effective manner.

If our suppliers cannot provide the product or components we require, our product sales and revenue could be harmed.

        We rely on third party suppliers to provide us with certain components used in our products under development, including Orathecin and Dacogen. Relying on third party suppliers makes us vulnerable to component part failures and to interruptions in supply, either of which could impair our ability to conduct clinical tests or to ship our products to our customers on a timely basis. Using third party vendors makes it difficult and sometimes impossible for us to maintain quality control, manage inventory and production schedules and control production costs. Vendor lead times to supply us with ordered components vary significantly and can exceed six months or more. Both now and as we expand our need for manufacturing capacity, we cannot be sure that our suppliers will furnish us with required components when we need them. These factors could make it more difficult for us to effectively and efficiently manufacture our products, and could adversely impact our clinical trials, product development and sales of our products.

        Some suppliers are our only source for certain product or a particular component, which makes us vulnerable to cost increases and supply interruptions. We generally rely on one manufacturer for each product. We have one manufacturer for the future production of our generic compounds required for both our Extra and generic dosage forms. We rely on one manufacturer for Nipent, a sole source supplier for the purification and processing of pentostatin, which is used in the manufacturing of Nipent, and a sole source supplier for the ingredient used in the purification of pentostatin. We also rely on sole source suppliers for mitomycin products and components used in the production of Mitozytrex (mitomycin for injection).

        Vendors may decide to limit or eliminate sales of certain products to the medical industry due to product liability or other concerns. For example, one component used in the purification of pentostatin is no longer commercially available, although we believe our current inventory of this component will last four to five years during which time we believe we will be able to qualify a substitute. Therefore, for products or components for which we rely on a sole source, in the event the supplier decides not to manufacture the product or go out of business, or decides to cut off our supply, we may be unable to locate replacement supply sources, or the sources that we may locate may not provide us with similar reliability or pricing and our business could suffer. If we cannot obtain a necessary component, we may need to find, test and obtain regulatory approval for a replacement component, produce the component or redesign the related product, which would cause significant delay and could increase our manufacturing costs. Any of these events could adversely impact our sales and results of operations.

We have limited sales and marketing capabilities and no distribution capabilities and may not be able to successfully commercialize our products.

        We currently have limited sales and marketing resources and no distribution capability. Although we have approximately 34 sales and marketing personnel focusing on the sale of our products to hospitals and hospital buying groups, we have contractual relationships with third parties and anticipate relying on third parties to distribute, sell and market some of our primary products. We currently rely on third parties to distribute our products and expect to continue to do so in the future. For example, Abbott is our exclusive U.S. distributor of Nipent until 2005. Before the termination of our Orathecin agreements with Abbott we anticipated relying on Abbott to assist in the distribution and sale of Orathecin. Our current sales and marketing resources are inadequate to effectively market and sell Orathecin and other products if we were to receive regulatory approval.

        We continue to evaluate our options and explore opportunities with respect to sales and marketing of Orathecin, if approved for sale. We may decide to enter into arrangements with a strategic partner. However, we may not be able to negotiate such arrangement on acceptable terms, if at all. Moreover, such arrangements will involve sharing of sales profit, may require us to relinquish certain rights to our products or marketing territories, and may impose other limitations on our business operations. Further, if we enter into a collaborative relationship with a large pharmaceutical company with established distribution systems and direct sales forces to market Orathecin, we cannot assure you that we will be able to maintain such relationship on acceptable terms, if at all.

        If we are unable to enter into third-party arrangements or if our arrangements with third parties are not successful, we will need to substantially expand our sales and marketing force and build our sales and distribution capabilities, which will require significant expenses. We may not succeed in expanding and enhancing our sales and marketing capabilities or have sufficient resources to do so. If we do develop such capabilities, we will compete with other companies that have experienced and well-funded sales and marketing operations. Our inability to upgrade our sales expertise and in-house sales and distribution capabilities may limit our ability to gain market acceptance for Orathecin worldwide and generate revenues. If we fail to establish successful sales and marketing capabilities or fail to enter into successful marketing arrangements with third parties, or if our third party distributors fail to perform their obligations, we will not be able to market or sell our products effectively and our business, financial condition and results of operations will be materially and adversely affected.

Our collaborative relationships with AVI BioPharma, Inc. and other third party collaborators could cause us to expend significant money on development costs with no assurance of financial return.

        From time to time we enter into collaboration relationships with third parties to co-develop and market products. For example, we have collaborative relationships with AVI BioPharma, Inc. whereby in exchange for marketing and other rights in the United States for Avicine, AVI's proprietary cancer vaccine currently in late-stage clinical testing against a variety of solid tumors, we made significant equity investments in AVI, and agreed to make substantial milestone payments to fund AVI's clinical development and regulatory activities.

        Specifically, in consideration of past research and development performed by AVI, in 1999 and 2000 we made substantial equity investments in AVI in the aggregate amount of more than $27 million (including $7.5 million cash and 447,826 shares of our common stock), in exchange for 2,684,211 shares of AVI common stock. Moreover, we are obligated to make additional payments to AVI based on successful achievement of developmental, regulatory approval, and commercialization milestones over the next several years that could total $80 million. At the time the transactions were entered, the chief executive officer of AVI, Dr. Denis Burger, was a member of our Board of Directors (Dr. Burger subsequently resigned from our Board in May 2002). Our president and chief executive officer is a member of the Board of Directors of AVI. The transaction was approved by members of our Board who had no interest in the transaction and evaluated the transaction with input from members of our financial and scientific staffs.

        In addition, we also entered into an arrangement with Peregrine Pharmaceuticals in February 2001, pursuant to which we licensed a drug-targeting technology known as Vascular Targeting Agent, which is a proprietary platform designed to specifically target a tumor's blood supply and subsequently destroy the tumor with various attached therapeutic agents. The licensed technology is specially related to Vascular Endothelial Growth Factor. Under the agreement, we made an up-front equity investment in Peregrine of $600,000 and will be obligated to make subsequent milestone payments that ultimately could total $8 million. In addition, we will pay royalties to Peregrine based on the net revenues of any drugs we commercialize using the VEGF technology.

        The above relationships require substantial financial commitments from us, and at the same time the product developments are subject to the same regulatory requirements, risks and uncertainties associated with the development of our other product candidates. AVI's Avicine will require significant additional expenditures to complete the clinical development necessary to gain marketing approval from the FDA and equivalent foreign regulatory agencies. In addition, Avicine and other compounds underlying these strategic relationships may prove to be ineffective, may fail to receive regulatory approvals, may be unprotectable by patents or other intellectual property rights, or may otherwise not be commercially viable. If these collaborative relationships are not successful, our product developments will be adversely affected, and our investments and efforts devoted to the product developments will be wasted.

If we are not able to maintain and successfully establish new collaborative and licensing arrangements with third parties, our product development and business will be harmed.

        Our business model is based on establishing collaborative relationships with other parties both to license compounds upon which our products and technologies are based and to manufacture, market and sell our or our collaborators' products. As a development company we must have access to compounds and technologies to license for further development. For example, we licensed the exclusive worldwide royalty-bearing rights to Orathecin from the Stehlin Foundation for Cancer Research, and we also established relationships with suppliers and manufacturers to manufacture our compounds and products. Additionally, we have a collaborative relationship with AVI for the development, marketing and sales of Avicine. Due to the expense of the drug approval process it is critical for us to have relationships with established pharmaceutical companies to offset some of our development costs in exchange for a combination of development, marketing and distribution rights. We formerly had a significant relationship with Abbott for the sales and marketing of Orathecin. To facilitate the commercialization of Orathecin, we may decide to establish a new collaborative relationship with another party.

        We from time to time also enter into discussions with various companies regarding the establishment of new collaborations. If we are not successful in establishing new collaborative partners for our product candidates, we may not be able to pursue further development of such product candidates and/or may have to reduce or cease our current development programs, which would materially harm our business. Even if we are successful in establishing new collaborations, they are subject to numerous risks and uncertainties including the following:

  •
  Our ability to negotiate acceptable collaborative arrangements;

  •
  Our existing collaborative arrangements may not be successful or may not result in commercially viable products;

  •
  Collaborative partners are free to pursue alternative technologies either on their own or with others, including our competitors, for the diseases targeted by our programs and products;

  •
  If our partners fail to fulfill their contractual obligations or terminate the relationships with us, we may be required to seek other partners, or expend substantial resources to pursue these activities independently, which may not be successful; and

  •
  Our ability to manage, interact and coordinate our timelines and objectives with our strategic and collaborative partners may not be successful.

        In addition, our collaborators may undergo business combinations, which could have the effect of making a collaboration with us less attractive to them for a number of reasons. For example, if an existing collaborator purchases a company that is one of our competitors, that company could be less willing to continue its collaboration with us. In addition, a company that has a strategy of purchasing companies with attractive technologies might have less incentive to enter into a collaboration agreement with us. Moreover, disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future collaborator. Lengthy negotiations with potential new collaborators or disagreements between us and our collaborators may lead to delays or termination in the research, development or commercialization of product candidates or result in time-consuming and expensive litigation or arbitration.

        Any failure in maintaining relationships with our collaborators could materially affect our product development and commercialization.

If we fail to compete effectively, particularly against larger, more established pharmaceutical companies with greater resources, our business will suffer.

        The pharmaceutical industry in general and oncology sector in particular is highly competitive and subject to significant and rapid technological change. Our competitors and probable competitors include established companies such as Eli Lilly & Co., Ortho Biotech, Berlex, Bristol-Myers Squibb Company, Immunex Corp and others.

        Many of our competitors and research institutions are addressing the same diseases and disease indications and working on products to treat such diseases as we are, and have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do and represent substantial long-term competition for us. Some of our competitors have received regulatory approval of or are developing or testing product candidates that compete directly with our product candidates. For example, while we received orphan drug status for Orathecin and there is currently no competitor in the oral delivery market for the treatment of pancreatic cancer, there are approved drugs for the treatment of pancreatic cancer, including gemcitabine by Eli Lilly. For another example, Berlex's fludarabine and Ortho Biotech's cladrabine compete with our Nipent in the leukemia market.

        In addition, many of these competitors, either alone or together with their customers, have significantly greater experience than we do in developing products, undertaking pre-clinical testing and clinical trials, obtaining FDA and other regulatory approvals, and manufacturing and marketing products. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before we do. If we commence commercial product sales of our product candidates, we will be competing against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

        Developments by competitors may render our product candidates or technologies obsolete or non-competitive. These competitors, either alone or with their customers, may succeed in developing technologies or products that are more effective than ours. We also face and will continue to face intense competition from other companies for collaborative relationships, for establishing relationships with academic and research institutions, and for licenses to proprietary technology.

        Our products that are under patent protection face intense competition from competitors' proprietary products. This competition may increase as new products enter the market. We also face increasing competition from lower-cost generic products after patents on our proprietary products expire. Loss of patent protection typically leads to a rapid loss of sales for that product and could affect future results. As new products enter the market, our products may become obsolete or our competitors' products may be more effective or more effectively marketed and sold than our products. If we fail to maintain our competitive position, this could have a material adverse effect on our business and results of operations.

        Our competitive positions in our generic drugs are uncertain and subject to risks. The market for generic drugs, including the pricing for generic drugs, is extremely competitive. As a result, unless our generic drugs are the first or among the initial few to launch, there is a high risk that our products would not gain meaningful market share, or we would not be able to maintain our price and continue the product line. Moreover, marketing of generic drugs is also subject to regulatory approval, and we may not be able to obtain such approval before our competitors to gain the competitive advantage.

We are developing generic and Extra products based upon compounds which may be covered by patents held by third parties that are expected to expire or already expired. These compounds may be also the subject of method, formulation, and manufacturing process patents held by third parties. If these patents do not expire as anticipated or are expanded in scope, we will not be able to develop our generic and Extra products as planned.

        We developed, or are in the process of developing, and are planning to market several generic and Extra products based on existing compounds. Specifically, with respect to our generic products, we received an ANDA approval of our generic mitomycin for solid tumors, and daunorubicin for a variety of acute leukemias, and have filed an ANDA for our generic paclitaxel. We are currently selling mitomycin and in the process of commercializing daunorubicin.

        Our proprietary Extra technology is a platform technology that employs the use of an inert chemical excipient, cyclodextrin, combined with a drug. Most anticancer drugs are cytotoxic, and most must be administered intravenously. If a vein is missed on injection, the drug can leak to surrounding tissue, causing ulceration that sometimes requires plastic surgery to correct. Our proprietary Extra technology is designed to "shield" the drug from the injection site, thus providing the patient protection from tissue ulceration. It may increase the relative solubility of hard-to-dissolve anticancer drugs, hence increasing its stability or shelf life. However, each of these benefits must be supported by appropriate data and approved by the FDA before we can make any claim in this regard. Our first product utilizing our Extra technology, Mitozytrex (mitomycin for injection), which is an Extra formulation of generic mitomycin, was approved by the FDA in November 2002 for use in the therapy of disseminated adenocarcinoma of the stomach or pancreas in proven combinations with other approved chemotherapeutic agents and as palliative treatment when other modalities have failed. Currently, we cannot promote Mitozytrex (mitomycin for injection) as providing any injection site ulceration protection, nor can we promote any increased stability, solubility or shelf life extension, as compared to generic mitomycin. We must develop and submit additional data to the FDA and receive FDA approval before we can make these claims. We are currently exploring marketing opportunities and/or marketing partners for Mitozytrex (mitomycin for injection).

        So far we have spent approximately $6 million on developing and marketing our generic and Extra products. We have currently completed our pre-commercial investment in developing Mitozytrex, and as of now we have not committed to an internal budget for additional Extra development programs. In addition, we have no further generic drug development commitments, as we are focusing on developing our proprietary drug candidates.

        We do not hold any intellectual property rights as to the underlying compounds on which our generic or Extra products are based. We may in the future evaluate the generic drugs market and develop additional generic or proprietary Extra products based on these compounds, which may also be the subject of method, formulation and manufacturing process patents held by third parties. Our development of generic or Extra products may also take place prior to, but in anticipation of, the expected expiration of existing patent protection for drugs developed by third parties. However, if existing patent protection on such products is otherwise maintained, extended or expanded, it is unlikely that we will be able to market our own generic or Extra products without obtaining a license from the patent owner, which may not be available on commercially acceptable terms, if at all.

Our ability to protect our intellectual property rights will be critically important to the success of our business, and we may not be able to protect these rights in the United States or abroad.

        Our business operation and success depends in part on our ability to obtain patents, protect trade secrets, operate without infringing the proprietary rights of others and prevent others from infringing our proprietary rights.

        We protect our proprietary technology from unauthorized use by third parties largely to the extent that our proprietary technology is are covered by valid and enforceable patents or are effectively maintained as trade secrets. We attempt to protect our intellectual property position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Currently we have acquired licenses to or assignments of at least 37 U.S. patents covering various aspects of our proprietary drugs, including 30 patents for Orathecin, 5 patents for Nipent, 6 patents for our paclitaxel related products and 2 patents for our 5-beta-steroid related compounds. These issued U.S. patents will begin to expire in October 2012. We have been granted patents and have received patent licenses relating to our Extra technology, Partaject, and Oral Prodrug technologies, among which at least 5 patents are issued to us. In addition, we are prosecuting a number of patent applications for drug candidates that we are not actively developing at this time.

        From time to time we receive correspondence inviting us to license patents from third parties. Our proprietary products are dependent upon compliance with numerous licenses and agreements. These licenses and agreements require us to make royalty and other payments, reasonably exploit the underlying technology of the applicable patents, and comply with regulatory filings. If we fail to comply with these licenses and agreements, we could lose the underlying rights to one or more of these potential products, which would adversely affect our product development and harm our business.

        We also have patents or licenses to patents issued outside of the United States, including Europe, Australia, Japan, Canada, Mexico and New Zealand. In addition, we have patent applications pending in these regions and countries as well as in China, Hungary and Israel. Limitations on patent protection in these countries, and the differences in what constitutes patentable subject matter in these countries outside the United States, may limit the protection we have on patents issued or licensed to us outside of the United States. In addition, laws of foreign countries may not protect our intellectual property to the same extent as would laws in the United States. To minimize our costs and expenses and to maintain effective protection, we focus our patent and licensing activities within the European Union, Canada and Japan. In determining whether or not to seek a patent or to license any patent in a certain foreign country, we weigh the relevant costs and benefits, and consider, among other things, the market potential and profitability, the scope of patent protection afforded by the law of the jurisdiction and its enforceability, and the nature of terms with any potential licensees. Failure to obtain adequate patent protection for our proprietary drugs and technology would impair our ability to be commercially competitive in these markets.

        The pharmaceutical fields are characterized by a large number of patent filings involving complex legal and factual questions, and, therefore, we cannot predict with certainty whether our patents will be enforced. A substantial number of patents have already been issued to other pharmaceutical companies, research or academic institutions or others. Competitors may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes that compete with or are similar to ours. We may not be aware of all of the patents potentially adverse to our interests that may have been issued to others. In addition, third parties may challenge, invalidate or circumvent any of our patents, once they are issued. Thus, any patents that we own or license from third parties may not provide adequate protection against competitors. Our pending patent applications and those we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

        Litigation may be necessary to protect our patent position, and we cannot be certain that we will have the required resources to pursue the necessary litigation or otherwise to protect our patent rights. Our efforts to protect our patents may fail. In addition to pursuing patent protection in appropriate cases, we also rely on trade secret protection for unpatented proprietary technology. However, trade secrets are difficult to protect. Our trade secrets or those of our collaborators may become known or may be independently discovered by others.

        Although we know of no pending patent infringement suits, discussions regarding possible patent infringements or threats of patent infringement litigation either related to patents held by us or our licensors or our products or product candidates, there has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. Claims may be brought against us in the future based on patents held by others. These persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected product. We cannot assure you whether we would prevail in any of these actions or that we could obtain any licenses required under any of these patents on acceptable terms, if at all.

If we lose key personnel or are unable to attract and retain additional, highly skilled personnel required for the expansion of our activities, our business will suffer.

        Our success is dependent on key personnel, including Dr. Joseph Rubinfeld, our President and Chief Executive Officer, and members of our senior management and scientific staff. We carry key man insurance on Dr. Rubinfeld. Except for Dr. Rubinfeld (whose current employment contract will expire by December 31, 2003), none of our officers or employees has any term employment contracts. During 2003, we intend to establish a succession plan for our senior management. We know of no plans by any of our executive officers or key employees to retire or resign from our company. If any of our executive officers decides to leave the company and we cannot locate qualified replacement in time to allow a smooth transition, our business operation may be adversely affected.

        To successfully expand our operations, we will need to attract and retain additional, highly skilled individuals, particularly in the areas of sales, marketing, clinical administration, manufacturing and finance. We compete with other companies for the services of existing and potential employees. We believe our compensation and benefits packages are competitive for our geographical region and our industry group, and we have been successful in hiring, and retaining or replacing our employees. However, we may be at a disadvantage to the extent that potential employees may favor larger, more established employers.

We may be subject to product liability lawsuits and our insurance may be inadequate to cover damages.

        Clinical trials and commercial use of our current and potential products may expose us to liability claims from the use or sale of these products. Consumers, healthcare providers, pharmaceutical companies or others selling such products might make claims of this kind. We may experience financial losses in the future due to product liability claims. We have obtained limited product liability insurance coverage for our products and clinical trials, under which the coverage limits are $10 million per occurrence and $10 million in the aggregate. While we believe that this insurance is reasonable and adequate, we cannot assure you that this coverage will be adequate to protect us in the event of a claim. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for product candidates in development. We may not be able to obtain or maintain insurance coverage in the future at a reasonable cost or in sufficient amounts to protect us against losses. If third parties bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liabilities, we may not have sufficient financial resources to complete development or commercialization of any of our product candidates and our business and results of operations will be adversely affected.

Earthquake or other natural or man-made disasters and business interruptions could adversely affect our business.

        Our operations are vulnerable to interruption by fire, power loss, floods, telecommunications failure and other events beyond our control. In addition, our business operation is susceptible to disruption as a result of natural disasters such as earthquakes. So far we have never experienced any significant disruption of business operation as a result of earthquakes or other natural disasters. While we carry adequate business interruption insurance and have in place a contingency recovery plan, any significant business interruption could cause delays in our drug development and sales and harm our business.

Provisions in our certificate of incorporation, bylaws and applicable Delaware law may prevent or discourage third parties or stockholders from attempting to replace our management.

        Anti-takeover provisions of our certificate of incorporation and bylaws make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

  •
  authorization of the issuance of up to 2,000,000 shares of our preferred stock;

  •
  elimination of cumulative voting; and

  •
  elimination of stockholder action by written consent.

        Our bylaws establish procedures, including notice procedures, with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors or for stockholder proposals to be submitted at stockholder meetings.

        We are also subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, Section 203 of the Delaware General Corporation Law prevents a stockholder owning 15% or more of a corporation's outstanding voting stock from engaging in business combinations with a Delaware corporation for three years following the date the stockholder acquired 15% or more of a corporation's outstanding voting stock. This restriction is subject to exceptions, including the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder.

        We believe that the benefits of increased protection of our potential ability to negotiate with the proponents of unfriendly or unsolicited proposals to acquire or restructure us outweigh the disadvantages of discouraging those proposals because, among other things, negotiation of those proposals could result in an improvement of their terms. Nevertheless, these provisions are expected to discourage different types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us, and may have the effect of preventing or discouraging third parties or stockholders from attempting to replace our management.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believe," "do not believe," "plan," "expect," "intend," "estimate," "anticipate" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

        Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Summary" and "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in:

  •
  this prospectus;

  •
  the materials referred to in this prospectus;

  •
  the materials incorporated by reference into this prospectus; and

  •
  our press releases.

        No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may also read and copy any document we file at the SEC's Public Reference Room in Washington, D.C. located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our SEC filings are also available to the public over the internet from the SEC's web site at http:www.sec.gov, or our web site at http.www.supergen.com.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling security holders listed on page 14 sell all of the shares of our common stock registered under this prospectus:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

  •
  Current Reports on Forms 8-K filed on June 25, 2003 and July 3, 2003.

  •
  The description of our common stock contained in our registration statement on Form 8-A, filed on January 18, 1996, including any amendment or report filed for the purpose of updating the description.

  •
  All other reports filed in accordance with Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2002.

        This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about SuperGen and our common stock. You may request a copy of these filings at no cost. Please direct your requests to:

  SuperGen, Inc.
  4140 Dublin Blvd., Suite 200
  Dublin, California 94568
  Attn: Investor Relations
  (925) 560-0100

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

BUSINESS RELATIONSHIPS AND MATERIAL CONTRACTS

Strategic, Collaborative and Licensing Relationships and Related Agreements

        We identify and license or buy rights to products or compounds that are typically in human clinical development. We then seek to enhance and complete the product development and bring the product to market internally or through collaborations with others. We have entered into a variety of strategic and collaborative relationships and licensing agreements in pursuing our business. Some of our more significant relationships are as follows:

1.
The Stehlin Foundation for Cancer Research—Orathecin

        In September 1997, we entered into a License Agreement, as subsequently amended in 1999, to license the exclusive worldwide royalty-bearing rights to Orathecin from the Stehlin Foundation for Cancer Research, a Houston, Texas-based cancer research clinic. Under the agreement, we have the right to grant sublicenses, make, import, use, sell, offer for sale and otherwise distribute and exploit the licensed products worldwide, except for Mexico, Canada, Spain, Japan, the United Kingdom, France, Italy and Germany. We must use commercially reasonable efforts to develop the licensed Orathecin products and obtain regulatory approval for the products.

        We may, at our sole discretion, enter into agreements with third parties with respect to the development of the licensed products. We must bear our own costs incurred in connection with the development of the products, and, except for the payments described in the agreement, the Stehlin Foundation will bear its own costs incurred in connection with the performance of the research activities that we may request and the Stehlin Foundation agrees to undertake in connection with the development of the licensed products. The development responsibilities under the agreement are coordinated by a committee consisting of an equal number of employees of each party, provided that we have the deciding vote in the event of any disagreement.

        The Stehlin Foundation continues to hold the title to all inventions and other intellectual property made solely by employees or consultants of the Stehlin Foundation with respect to Orathecin, and we hold the title to all inventions and other intellectual property made solely by our employees or consultants in connection with activities under the agreement. Title to all inventions and other intellectual property made jointly by employees or consultants of the parties in connection with the agreement are jointly owned by the parties. In the event the Stehlin Foundation elects to license any product (other than the Orathecin products) for human medicinal purposes for any uses that include pancreatic cancer or antineoplastic use, we have the right of first refusal to obtain from the Stehlin Foundation a license under patents owned or controlled by the Stehlin Foundation to market such products.

        We are required to pay the Stehlin Foundation approximately $9.6 million for research, payable in monthly cash payments to the Stehlin Foundation of $100,000 until the earlier of four years or the receipt of marketing approval by the FDA of Orathecin. Through December 31, 2002, we have paid Stehlin $8.8 million of this total. Our agreement with Stehlin also calls for additional payments in SuperGen common stock upon the achievement of specified milestones and royalties on any product sales. We must make milestone payments under the agreement upon (i) notification by the FDA of the acceptance of the first NDA filed for Orathecin, and (ii) our receipt of the FDA notice that it has approved Orathecin for marketing. Each of such payments will be made in shares of unregistered restricted shares of SuperGen common stock at a per share purchase price equal to the average trading price of the shares over a 30-day trading period.

        Unless terminated sooner as provided in the agreement, the agreement will continue in full force and effect on a country-by-country and licensed product-by-licensed product basis until there are no remaining royalty payment obligations in a country, at which time the agreement will terminate in its entirety in such country. We will continue to have a perpetual, non-exclusive, royalty-free license, with the right to grant sublicenses, to make, import, use, sell, offer for sale and otherwise distribute and exploit the Orathecin products for human medicinal purposes in such country. We may terminate the agreement with respect to any country with 60 days written notice to the Stehlin Foundation. In addition, if either party materially breaches the agreement, the other party will have certain termination rights. Further, either party may terminate the agreement if the other becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership or liquidation for the benefit of creditors, if that petition or proceeding is not dismissed with prejudice within 60 days after filing.

2.
AVI BioPharma, Inc.—Avicine

        In December 1999, we entered into an agreement with AVI to acquire one million shares of AVI common stock, which amounted to approximately 7.5% of AVI's then outstanding common stock, for $2.5 million cash and 100,000 shares of our common stock at $28.25 per share. The chief executive officer of AVI at the time was a member of our Board of Directors (who later resigned from our Board in May 2002), and the president and chief executive officer of SuperGen is a member of the Board of Directors of AVI. We also acquired exclusive negotiating rights for the United States market for Avicine, AVI's proprietary cancer vaccine currently in late-stage clinical testing against a variety of solid tumors. Avicine is a non-toxic immunotherapy that neutralizes the effect of a tumor-associated antigen on cancer cells, while stimulating the body's immune system to react against the foreign tumor.

        In April 2000, we entered into a United States sales, distribution and development agreement with AVI to become the exclusive distributor and promoter in the United States of any pharmaceutical product containing Avicine.

        Under the terms of the agreement, we are responsible for advertising, marketing, selling and promoting Avicine in the United States, and AVI is responsible for product manufacturing, packaging, sterilization and labeling. AVI has granted us an exclusive license to sell the Avicine products in the United States. In the event that AVI or its third party manufacturers are unable to fill product orders for a total of 60 days, then we will have a non-exclusive license to manufacture Avicine products. If AVI is unable to meet its obligations under the agreement for six months, AVI must notify us and the parties will consider steps to preserve our rights to Avicine, including, but not limited to, the grant of a non-exclusive, royalty bearing license to us to develop and sell Avicine products in the United States. Under the agreement, we also obtained the right of first discussion with respect to all of AVI's oncology compounds.

        We have formed a joint Clinical Development Committee with AVI to oversee, review and coordinate the implementation of the clinical studies and the pursuit of regulatory approvals in the United States, and we will equally share the costs for the FDA approval process. In addition, any net profits from the sale of Avicine products in the United States will also be split equally among the parties. Further, the parties will jointly determine the optimum development strategy for the international marketplace.

        AVI will maintain any patents owned by it or licensed to AVI relating to Avicine as identified and agreed to by the parties, and AVI will use its reasonable commercial efforts to prosecute any agreed upon patent applications. In addition, the parties will consult together and jointly determine patent issues, including patenting strategy, prosecution and response to patent office actions. AVI will be solely responsible for the selection, filing, registration and maintenance of any AVI trademarks related to Avicine in the United States. We have a non-exclusive limited license to use AVI's name and logo in the United States, and a co-exclusive limited license to use AVI trademarks related to Avicine in the United States, in each instance solely for the purpose of promoting, distributing and selling Avicine products in the United States in accordance with the terms and conditions of the agreement.

        In consideration of past research and development performed by AVI, we made an additional equity investment in AVI totaling $22 million in exchange for 1,684,211 shares of AVI common stock, paid in a combination of $5 million cash and the issuance of 347,826 shares of our common stock. As part of the agreement, we also have a warrant to acquire an additional 10% of AVI's common stock at an aggregate exercise price equal to $60 million, or $35.625 per share. This warrant is exercisable for a three-year period commencing on the earlier of the date the FDA accepts the NDA submitted for Avicine, or the date on which the closing price of AVI's common stock exceeds the warrant exercise price. Neither event has occurred as of December 31, 2002.

        We will be required to make additional milestone payments to AVI for an aggregate of up to $80 million, including (a) $2.5 million in SuperGen stock or cash, upon completion of accrual into the Phase III trial for Avicine; (b) $2.5 million in SuperGen stock or cash, upon acceptance by the FDA of the NDA submitted for Avicine; (c) $5 million in SuperGen stock or cash, upon launch of Avicine in the United States, (d) $10 million in cash, upon the occasion on which annual Avicine product sales by us reach $100 million; (e) $15 million in cash, upon the occasion on which annual Avicine product sales by us reach $250 million; (f) $20 million in cash, upon the occasion on which annual Avicine product sales by us reach $500 million; and (g) $25 million in cash, upon the first occasion on which annual Avicine product sales by us reach $1 billion. The ability to make milestone payments in SuperGen stock shall be at our option, subject to ownership limitations.

        Unless terminated sooner as provided in the agreement, the agreement will expire upon the earlier of (a) the date upon which a generic version of Avicine is first sold in the United States by someone other than us, or (b) the date which is fifteen years after the date of regulatory approval of Avicine in the United States, provided that the we and AVI may renew the agreement for the United States for (i) further successive one year periods, or (ii) further successive periods of time during which any applicable marketing exclusivity precludes the effective approval by the FDA of any product containing Avicine. In addition, either party may terminate the agreement if the ownership or control of at least 50% of the assets or voting securities of the other party are transferred and, in the non-changing party's reasonable judgment, the other party's new owner or controlling entity is a competitor of the non-changing party in the field of oncology.

3.
Peregrine Pharmaceuticals—VEGF (Anti-Angiogenesis)

        In February 2001, we entered into a License Agreement to license a platform drug-targeting technology known as Vascular Targeting Agent from Peregrine Pharmaceuticals. The licensed technology is related to Vascular Endothelial Growth Factor. The VTA technology is a proprietary platform designed to specifically target a tumor's blood supply and subsequently destroy the tumor with various attached therapeutic agents.

        Under the agreement, we obtained an exclusive, worldwide, royalty-bearing license to Peregrine's patents related to the VEGF technology, which permits us to make, use, import, sell and otherwise exploit and distribute licensed products using the VEGF technology. We may also grant sublicenses under the agreement.

        The agreement required an up-front payment of $600,000, which included the acquisition of 150,000 shares of Peregrine common stock valued at $253,000. The remaining $347,000 of the payment was recorded to research and development expense. We are also required to pay Peregrine an annual license fee of $200,000 per year in cash or SuperGen common stock until the first filing of an investigational new drug application ("IND") in the United States utilizing the licensed patents. In addition, the terms of the agreement require that we pay milestone payments and royalties to Peregrine based on the net revenues of any drugs commercialized using the VEGF technology. The milestone payments could ultimately total approximately $8.25 million, plus additional royalty payments as required under the agreement. We are required to make milestone payments to Peregrine upon

(a) commencement by us of the first Phase III trial in the United States, Europe or Japan for the first therapeutic clinical candidate covered under the licensed patents; (b) commencement by us of Phase III trial in the United States, Europe or Japan for subsequent therapeutic clinical candidates covered under the licensed patents; (c) commencement by us of a Phase II/III trial, if any; (d) receipt of regulatory approval in the United States for the first therapeutic clinical candidate covered under the licensed patents; (e) receipt of regulatory approval in a European nation for the first therapeutic clinical candidate covered under the licensed patents; and (f) receipt of regulatory approval in Japan for the first therapeutic clinical candidate covered under the licensed patents.

        The agreement will continue in full force and effect on a country-by-country and licensed product-by-licensed product basis until there are no remaining royalty payment obligations in a country, at which time the agreement will terminate in its entirety in such country, unless terminated sooner as provided in the agreement. Upon termination of the agreement in any country, we will have a non-exclusive, irrevocable, fully paid-up right and license to use and exploit the licensed patents in that country. We may terminate the agreement with respect to any country with 30 days written notice to Peregrine. In addition, if either party materially breaches the agreement, the other party will have termination rights.

4.
AMUR Pharmaceuticals, Inc.

        In September 2000, we acquired the intellectual property of AMUR Pharmaceuticals, Inc. ("Amur") a company with the proprietary rights to AM 454, which can potentially prevent the onset of Type II diabetes according to pre-clinical animal studies, and rights to a 20K growth hormone, with potential for treatment of Type II diabetes. Amur's technology is based on a water-soluble class of hormones. We acquired these rights in exchange for 37,795 shares of our common stock and two-year warrants to purchase 200,000 shares of our common stock at $40.00 per share. In September 2002, the term of these warrants was extended by two years. Two of our current directors and two of our former directors were formerly directors of Amur. The president of Amur performed consulting services for SuperGen and was paid $180,000 in 2002, $180,000 in 2001, and $152,000 in 2000 for these consulting services. In addition, in September 1999 this individual was granted an option to purchase 5,000 shares of SuperGen stock.

5.
Clayton Foundation for Research—Camptothecin and Paclitaxel

  Research Agreements

        In November 1999, we entered into two research agreements with the Clayton Foundation for Research ("Clayton") a Texas nonprofit corporation, and the Research Development Foundation ("RDF") a Nevada nonprofit corporation, to provide funding to Clayton for use in its research involving cancer therapy and camptothecin under one agreement and cancer therapy and paclitaxel under the second agreement. RDF is affiliated with Clayton and is assigned title to inventions, discoveries and know-how arising out of Clayton's research for patenting and licensing. As set forth in the related license agreements, we obtained exclusive licenses from RDF to any inventions or discoveries arising out of the research funded under the research agreements. Clayton has ongoing research involving cancer therapy, including research regarding each of camptothecin and paclitaxel under the direction of Vernon Knight, M.D., at Baylor College of Medicine in Texas. The paclitaxel research agreement expired by its terms in November 2001, and the camptothecin agreement, which was extended to end of 2002 in May 2002, also expired. The parties are actively discussing the possibility of entering into a new research agreement.

  License Agreements

        In November 1999, we entered into two license agreements with RDF to obtain exclusive, worldwide licenses from RDF to produce, make, manufacture, use, sell, rent and lease methods, processes or products involving RDF's camptothecin product and RDF's paclitaxel product, and related proprietary property under the agreements. We have agreed to use commercially reasonable efforts with regard to commercialization of the products under the agreements.

        Under the terms of the agreements, RDF may not license any other party rights to deliver camptothecin or paclitaxel, or analogues thereof, alone or in combination with another drug, in liposomes, lipid complexes or other liposome particles to the respiratory tract via aerosol droplets. We also have the right to grant sublicenses to others within the scope of and under the terms and conditions of the agreements. We must provide written notice of any such sublicenses to RDF. We also have the right to review and reference the know-how in any application or filing relating to the proprietary property with any governmental or regulatory authority.

        RDF will, at its own expense, file patent applications relating to the proprietary property in the United States and any other countries agreed upon by the parties under the agreements. RDF agrees to use its best efforts to prosecute such patent applications and to maintain any patents issued thereon. We, in our sole discretion, may elect to assume responsibility (and to pay any associated fees and expenses) with respect to any patent applications or patents which RDF intends to abandon. We may abandon any patent applications or patents for which we have assumed responsibility and will not be liable to RDF in any way for such abandonment.

        Any improvements on the proprietary property under the agreements, whether patentable, copyrightable or not, now or hereafter made and found by our agents or employees, shall be owned by RDF and will be considered part of the licensed proprietary property under the agreements. The worldwide rights in the corresponding patents, patent applications, copyrights and/or know-how will be the property of RDF subject to all the terms and conditions of the agreements, and will be licensed to us under the applicable agreement.

        Upon execution of each of the agreements, we paid RDF an up-front non-refundable license fee consisting of $410,000 in shares of SuperGen common stock under each agreement. In addition, we must pay RDF royalties based on gross revenues under the agreements. Only one royalty will be payable on a product, regardless of the number of licensed applications and licensed patents of the proprietary property under which such product has been manufactured, used or sold. We will also pay RDF fees received from sublicensees of the licensed proprietary property under the agreements. However, the parties agree that RDF is not entitled to any share of amounts received by us for pilot studies, research and development, the license or sublicense of any intellectual property other than the licensed proprietary property, reimbursement for patent or other expenses, or as consideration for equity or debt in connection with activities under the agreement.

        In addition to the up-front license fee and royalties, we must also make milestone payments to RDF in the form of SuperGen common stock with respect to each product under the agreements upon (a) the earlier of (i) approval, or (ii) the date of effectiveness of an IND filed with the FDA for such product; (b) completion of a Phase I human clinical trial for such product and the final report thereon; (c) completion of a Phase II human clinical trial for such product and the final report thereon; (d) completion of any other phase of human clinical trials for such product required by the FDA and the final report thereon; and (e) upon approval by the FDA of an NDA for such product.

        The term of each of the agreements is for a period of ten years extending from the first commercial revenue actually collected under the applicable agreement or for the life of the last to expire of the patents or patent applications of the licensed proprietary property thereunder, whichever is earlier, unless sooner terminated by the parties pursuant to the applicable agreement.

6.
Pharmachemie B.V.—Decitabine

        In September 1999, we entered into a Know-How Transfer and Cooperation Agreement with Pharmachemie B.V. Under the agreement, Pharmachemie sold and transferred to us its know-how related to a pharmaceutical product approach for the treatment of leukemia and other hematologic malignancies, called the "Decitabine Project." Under the agreement, we obtained all rights and title with respect to the know-how related to the Decitabine Project, including the related intellectual property rights, such as patent applications, and the exclusive world-wide right to use the know-how for any purpose whatsoever, including the filing of applications for marketing approval of the products. Upon execution of the agreement, we delivered to Pharmachemie shares of SuperGen common stock equal to $3.4 million aggregate amount.

7.
Warner-Lambert Company—Pentostatin (Nipent)

        In September1996, we entered into a Purchase and Sale Agreement with the Warner-Lambert Company, pursuant to which we agreed to purchase the exclusive rights to the anticancer drug Nipent from Warner-Lambert for the United States, Canada and Mexico. The assets we acquired included all of Warner-Lambert's unpurified crude concentrate form of pentostatin, from which Nipent is made, and related inventory, new drug application, Canadian new drug submission, intellectual property and customer list.

        Under the agreement, we granted Warner-Lambert an irrevocable, non-exclusive, worldwide, perpetual and royalty-free license to use the know-how acquired by us under the agreement (in or outside the territories of the United States, Canada and Mexico) to the extent necessary to manufacture the pentostatin product for sale exclusively outside the United States, Canada and Mexico. Warner-Lambert may sublicense or assign such rights to any third party, subject to the terms of the agreement.

        In addition, to the extent not acquired by us under the agreement, Warner-Lambert granted us an irrevocable, non-exclusive, worldwide, perpetual and royalty-free license to use all the technical know-how reasonably required or useful for the manufacture of the pentostatin products under the agreement, and any other intellectual property owned or licensed by Warner-Lambert as of the closing date necessary or helpful in the manufacture of the pentostatin products.

        In consideration for the assets and related intellectual property rights acquired by us under the agreement, we paid Warner-Lambert $2,073,000 in cash and $1,000,000 in unregistered restricted SuperGen common stock, followed by an additional cash payment of $500,000.

8.
Cyclex, Inc.

        In March 1994, we entered into a Patent License Agreement with Cyclex, Inc. ("Cyclex") pursuant to which we obtained a license under a patent identified in the agreement to make, use and sell pharmaceutical products for cytotoxic anticancer formulations containing HPBCD and certain other ingredients, for use in the United States. Cyclex agrees that it will not enter into a license agreement with any other parties granting the rights to make, use and sell the licensed products in the United States. The rights granted to us under the agreement are non-transferable, and we may not grant sublicenses thereof.

        In consideration of the rights granted under the agreement, we must pay a 3% royalty to Cyclex on our net sales under the agreement. Only one royalty payment is due to Cyclex for the initial sale made by us or for the internal transfer price of each licensed product. The agreement will remain in effect until the expiration of the licensed patent under the agreement, or a final finding of invalidity or withdrawal of the licensed patent, subject to earlier termination for breach.

9.
Janssen Biotech, N.V.

        In March 1994, we entered into a Worldwide License Agreement with Janssen Biotech, N.V. ("Janssen") pursuant to which we obtained from Janssen an exclusive license to make, use and sell the pharmaceutical cytotoxic anticancer formulations containing HPBCD and certain other ingredients as developed by Janssen, for use worldwide except in the United States. We also have the right to grant sublicenses of the product. The rights granted under the agreement are otherwise non-transferable, except to affiliates.

        In consideration of the rights granted under the agreement, we must pay a royalty of 4% for the license of the know-how in all countries and a royalty under the patent rights of 3% in those countries where patent rights have been granted. In addition, we paid Janssen a down payment of $60,000 in connection with the execution of the agreement, and must make additional milestone payments to Janssen during the term of the agreement.

        The agreement will remain in effect until the expiration of the last to expire patent rights under the agreement, subject to earlier termination for breach. In the event, however, that after the expiration of the patent rights the know-how under the agreement is still confidential and substantial, then the term of the agreement will be renewed for successive periods of one year each during which our obligations to pay royalties under the agreement will be limited to know-how related royalties.

10.
The Jackson Laboratory

        In August 1993, we entered into a Patent License and Royalty Agreement with The Jackson Laboratory ("Jackson") pursuant to which we obtained an exclusive right and license in and to the patents and patent rights related to three patents identified in the agreement, together with the right to grant sublicenses thereof. Jackson retained a royalty-free, non-exclusive, non-transferable license and right to the patent rights under the agreement for its own research and institutional purposes. We have the right to state in any advertising, promotions or sales that we are the exclusive licensee of Jackson under the patents covered by the agreement.

        Upon execution of the agreement, we paid Jackson a one-time reimbursement fee of $25,000. In addition, we must pay Jackson royalties equal to 2% of the net sales price of any patent products leased or sold by us, and a royalty equal to 10% of the net royalty paid to us on account of any lease or sale of such patent rights and related products. We must also pay Jackson an annual payment of $2,500 per year, payable each year until the year of the last-to-expire patent rights. We must also pay any expenses for the preparation and filing of new patent applications and patent maintenance fees for all issued patents covered by the agreement.

        The agreement may be terminated by Jackson if we cease to carry on our business, fail to pay royalties owed under the agreement or otherwise materially breach the agreement. We may terminate the agreement upon six month's notice to Jackson.

Supply and Distribution Agreements

        We have entered into a variety of supply and distribution agreements in pursuing our business. Some of our more significant relationships are as follows:

1.
Abbott Laboratories—Nipent

        In December 1999, we entered into a Nipent U.S. Distribution Agreement with Abbott Laboratories. Under the agreement, we must supply Nipent inventory to Abbott on a consignment basis, for distribution by Abbott within the United States. At no time during the performance of the agreement will title to the products pass from us to Abbott.

        As of March 1, 2000, Abbott became the exclusive United States distributor of Nipent for a period of five years under the agreement, with the sole and exclusive right to commercially distribute the product to third parties within the United States. Abbott may sell and distribute Nipent in the United States, collect monies due for those sales, convey a portion of such monies to us four times per year, and retain a portion of the monies collected as the fee for the distribution work. We retain all United States promotional, advertising and marketing rights for Nipent. Upon receipt by Abbott of orders for products under the agreement, Abbott must ship and invoice the products at the wholesale acquisition cost for the product established by us and reported to Abbott.

        In January 2000, Abbott made a $5 million cash payment to us in connection with the granting of the exclusive distribution rights by us to Abbott.

2.
Warner-Lambert Company—Pentostatin (Nipent)

        In October 1997, we entered into a Supply Agreement with Warner-Lambert Company, pursuant to which we contracted to manufacture and supply the pharmaceutical preparation for human use containing pentostatin in unlabeled sterile filled vials to Warner-Lambert or any entity designated by Warner-Lambert to act on its behalf with respect to the purchase of the product, for sale outside of North America (United States, Canada and Mexico) and Japan.

        Under the agreement, we agreed to supply the pentostatin product to Warner-Lambert for sale outside of North America and Japan, and Warner-Lambert agreed to buy its total requirements of the pentostatin product for sale in the designated territories from us or our designee. Title to the products sold to Warner-Lambert or its designee under the agreement and risk of loss will pass to Warner-Lambert or its designee when the products are presented for customs clearance of the country of the designated designation. Warner-Lambert also agreed that: (i) all of the product purchased under the agreement will be purchased for resale or otherwise distributed solely in the designated territory; and (ii) none of the products purchased under the agreement will be resold or otherwise distributed in the United States, Canada or Mexico.

        In addition, the agreement contains non-compete obligations whereby Warner-Lambert agrees that it will not, for the longer of (i) the term of the agreement and thereafter for a period of three years or (ii) a period of ten years from the date of the agreement, directly or indirectly, sell pentostatin anywhere in the United States, the Commonwealth of Puerto Rico, Canada or Mexico or have any ownership interest in, or participate in the financing, operation, management or control of any person selling pentostatin in such areas. With respect to regulatory requirements regarding the pentostatin products supplied under the agreement, we are responsible for obtaining and maintaining all registrations required by any governmental or regulatory authority of the United States and Warner-Lambert is responsible for obtaining and maintaining all registrations required by any governmental or regulatory authority of any country in the designated territories.

        The agreement will remain in effect for seven years following the day on which we or our designee makes the first delivery of the product to Warner-Lambert or Warner-Lambert's designee, subject to earlier termination by either party for breach.

3.
Hauser Technical Services—Pentostatin (Nipent)

        In December 2002, we entered into a Pentostatin Supply Agreement with Hauser Technical Services, Inc. Under the agreement, Hauser will batch process pentostatin crude concentrate supplied to Hauser by us or parties authorized by us, to yield pentostatin as an active pharmaceutical ingredient ("API"). Hauser must notify us before it may subcontract any part of its responsibilities under the agreement to another party.

        Prior to processing each batch of pentostatin crude concentrate under the agreement, we must furnish Hauser (at no cost to Hauser) a sufficient amount of pentostatin crude concentrate. Hauser is not required to store pentostatin crude concentrate for a certain number of batches. The agreement requires Hauser to provide us with the batch records, copies of raw data, all calculated data, exception reports and other documents approved by Hauser's quality assurance department for review prior to shipping any deliverables under the agreement pursuant to our instructions. Hauser must pay the costs of the raw materials (except the pentostatin crude concentrate) used under the agreement.

        Hauser agrees to reserve one of its facilities for use pursuant to the agreement. In the event that we do not order certain batches of pentostatin crude concentrate for processing in any contract year during the term of the agreement, we agree to pay Hauser a shortfall payment following the end of such contract year. We must provide Hauser with written forecasts in January and June of each contract year regarding the number of batches of pentostatin crude concentrate that we expect to require Hauser to process over the subsequent 12-month period. In addition, we are solely responsible for applying for, obtaining and paying the costs regarding any approvals from regulatory authorities relating to the registration of the API, and we will own any NDA supplement in connection therewith. Hauser agrees to reasonably cooperate and assist us in obtaining such approvals.

        Under the agreement, we have title to all pentostatin crude concentrate, all work-in-process, all API and deliverables processed for us (including stability samples), standards for pentostatin and the s-isomer standards subject to the agreement. If any damage or loss of the pentostatin crude concentrate occurs prior to the time that Hauser completes the processing of the API, and such damage or loss is the result of Hauser's mishandling of the pentostatin crude concentrate (whether by negligence or breach of its obligations under the agreement), then Hauser will credit us on the next invoice or otherwise reimburse us for the cost of any labor and raw materials paid for by us that were used, damaged or lost. In addition, Hauser would need to pay us a mitigation fee in connection with such loss or damage.

        The initial term of the agreement will be for a period of two years from execution. The parties may agree in writing to renew the agreement for additional one-year periods. The agreement may be terminated (i) upon mutual written consent of the parties, (ii) by us upon 30-days written notice to Hauser for any reason or no reason, (iii) by either party in the event of a material breach, insolvency or bankruptcy of the other party, or a force majeure event that continues for at least 60-days following notice by the other party, (iv) by Hauser upon 12-months written notice to us if Hauser or its successors choose to move to a new processing facility, or (v) by Hauser if we do not approve increases to the processing fees under the agreement due to cost increases for the material safety data sheets for the finished API and raw materials. If the agreement is terminated pursuant to clause (ii) or (v) of the preceding sentence, then we will need to reimburse Hauser for the cost of any unique unused raw materials and pay Hauser a termination fee.

        Hauser Inc., Hauser's parent company, and its wholly owned subsidiaries filed for reorganization under Chapter 11 in April 2003. However, we do not believe that this filing will have any significant impact on our supply agreement and our ability to process pentostatin, although there can be no assurance in this regard.

4.
EuroGen Pharmaceuticals Ltd.

        In September 2001, we entered into a Supply and Distribution Agreement with EuroGen Pharmaceuticals Ltd. ("EuroGen") a company incorporated and registered in England and Wales, and an affiliate of SuperGen.

        Under the agreement, we granted EuroGen the exclusive European and South African rights to promote, market, distribute and sell certain of our existing generic and other products or compounds. The agreement also establishes a process for granting EuroGen rights to sell additional products in Europe and South Africa, subject to our compliance with our other existing licensing and distribution arrangements. After complying with these existing obligations, we will be required to offer EuroGen the option to obtain European and South African rights to our future products. The agreement grants EuroGen a non-exclusive limited license to use our name and logo in connection with activities under the agreement. EuroGen is required to seek and pay for all regulatory approvals and authorizations necessary for the commercial sale of the products in the territories where they market and sell the products.

        Pursuant to the profit sharing terms of the agreement, EuroGen must pay us on a quarterly basis a percentage of the net sales revenues of products sold in the designated countries under the agreement.

        The term of the agreement will expire fifteen years after the date of regulatory approval of the product under the agreement in the first country within the designated territory, unless terminated sooner for breach, bankruptcy or insolvency of one of the parties. In addition, we may terminate the agreement if EuroGen directly or indirectly develops, markets, sells or otherwise distributes any products within the designated territory which could compete with the products under the agreement, or EuroGen appoints any third party to develop, market, sell or otherwise distribute any such products which could compete with the products under the agreement.

        Through December 31, 2002, we had advanced $906,000 to EuroGen to fund its start-up operations. In December 2002, all but one of the other investors in EuroGen withdrew their ownership interests in the entity, and we became 95% owners of EuroGen. The remaining 5% is owned by Larry Johnson, the President and CEO of EuroGen. The amounts advanced to EuroGen, including the amounts advanced in 2001, totaling $906,000 are included in Selling, general, and administrative expense in 2002. EuroGen's operations are being fully funded by SuperGen in 2003.

5.
Yunnan Hande Technological Development Co. Ltd.—Paclitaxel

        In May 1997, we entered into a Non-Exclusive Supply Agreement with Yunnan Hande Technological Development Co. Ltd. ("Yunnan"). Yunnan has developed a process for the production of paclitaxel and has sought to implement a process which meets GMP of the United States FDA, and we have consulted with Yunnan regarding the development plans for the production of Paclitaxel and other products.

        Under the agreement, we agreed to purchase a minimum quantity of paclitaxel before the end of one year from the date of approval of our ANDA for the paclitaxel drug product, on a non-exclusive basis. Yunnan is free to sell paclitaxel to any party in any place and we are free to purchase paclitaxel from third parties. We must pay Yunnan an aggregate of $1 million during the FDA inspection period for the products.

Terminated Orathecin-Related Agreements with Abbott Laboratories

        In December 1999, we entered into a Worldwide Sales, Distribution, and Development Agreement with Abbott Laboratories covering the marketing and sale of Orathecin and a related Common Stock and Option Purchase Agreement. On March 4, 2002, SuperGen and Abbott Laboratories entered into a Termination and Release Agreement providing for the termination of the Orathecin related agreements.

        Under the terminated agreements, Abbott was to invest in shares of our common stock and would have participated with us in the marketing and distribution of Orathecin. We would have co-promoted Orathecin with Abbott in the United States and Abbott would have exclusive rights to market Orathecin outside of the United States. In the United States market, we would have shared profits from product sales equally with Abbott, while outside of the United States market, Abbott would have paid us royalties and transfers fees based on product sales. Abbott was obligated to purchase up to $81.5 million in shares of our common stock over a period of time. In addition, Abbott had an option to purchase up to 49% of the shares of our common stock outstanding at the time of exercise at $85 per share. Abbott also had a right of first discussion with respect to our product portfolio and a right of first refusal to acquire us. In connection with these agreements, Abbott made a $26.5 million equity investment in January 2000 and a $2.5 million equity milestone payment in July 2001.

        Pursuant to the termination, we regained all marketing rights to Orathecin worldwide and we are no longer obligated to share profits from product sales of Orathecin. Abbott no longer has the right or obligation to purchase the remaining aggregate amount equal to $52.5 million in shares of our common stock, no longer has the option to purchase up to 49% of our outstanding shares, no longer has the right of first discussion with respect to our product portfolio, and no longer has a right of first refusal to acquire us. At the same time, we will not receive any further milestone payments from Abbott.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by the selling security holders.

DIVIDEND POLICY

        We have not declared or paid cash dividends on our common stock. We currently intend to retain all future earnings to fund the operation of our business and, therefore, we do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our board of directors.

SELLING SECURITY HOLDERS

        Up to 5,004,000 shares of our common stock issuable are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

  •
  4,815,706 shares of common stock issuable (i) upon conversion of the senior convertible notes issued to the selling securities holders in a private transaction on June 24, 2003 ("Notes") and/or (ii) upon our payment of principal of and interest on the Notes; and

  •
  188,294 shares of common stock issuable upon exercise of a warrant issued to Paul Revere LLC, an affiliate of Rodman & Renshaw, Inc., the private placement agent in the Notes issuance transaction.

        On June 24, 2003, we closed a private placement transaction in which we issued the Notes in the aggregate principal amount of $21.25 million to several accredited investors (who are also holders of our outstanding senior exchangeable convertible notes issued in February 2003). The Notes are payable in four equal quarterly installments beginning in March 31, 2004 and will accrue interest at a rate of 4% per annum. Pursuant to the terms of the Notes, the Note holders may elect to convert, at any time prior to maturity, their Notes into shares of our common stock at a fixed price of not less than $6.00 or more than $8.00 (calculated as $6.36 based on the trading prices of our common stock for the twenty trading days after issuance). We may also elect to pay the principal and interest then due under the Notes, subject to certain conditions, through the issuance of shares of common stock at a conversion price equal to: (i) with respect to the interest payment, 95% of the arithmetic average of the weighted average price of our common stock on each of the five consecutive trading days immediately preceding payment, and (ii) with respect to the principal payment, as of any date of determination, at 90% of the arithmetic average of the weighted average price of our common stock on any fifteen trading days designated by the note holders during the twenty trading days immediately preceding such date.

        Current with the issuance of the Notes, we restructured our outstanding 4 percent senior exchangeable convertible notes in the principal amount of $21,250,000 issued in February 2003 ("February Notes"). The resale of the shares of common stock issuable under these February Notes is covered by a Registration Statement on S-3 (File No. 333-104255). Pursuant to the restructuring, the holders of such February Notes (who are also holders of the Notes described above) converted half of the principal amount ($10,625,000) plus accrued and unpaid interest thereon into shares of our common stock at the fixed conversion price of $4.25, thereby causing the remaining $10,625,000 principal amount of the outstanding February Notes to have a final maturity date of February 26, 2004. The remaining February Notes have been amended to remove the features permitting the holders thereof to exchange such notes into certain shares of AVI BioPharma, Inc. common stock owned by us ("AVI Shares") at an exchange price of $5.00 and our ability to use such shares valued at market at the time of repayment to repay the outstanding principal amount.

        In connection with the Notes issuance and February Notes restructuring, we issued warrants to the holders that are exercisable for the AVI Shares at an exercise price of $5.00 per share.

        In addition, we issued a warrant to purchase up to 188,294 shares of common stock to Paul Revere LLC, an affiliate of Rodman & Renshaw, Inc., which served as the placement agent for the transaction.

        Pursuant to the Registration Rights Agreement we entered into with the Note holders, we agreed to register for resale a sufficient number of shares of common stock to cover (i) shares issuable upon conversion of the Notes by the Note holders, (ii) shares issuable upon our payment of the principal of and interest on the Notes, and (iii) shares issuable upon the exercise of the warrant issued to the placement agent. The 5,004,000 shares of common stock being registered in connection with the Notes represents the number of shares that is 1.3 times of the quotient derived by dividing the principal and interest amount under the Notes by the minimum conversion price of $6.00.

        The issuance of the Notes and the related warrant is deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and was made without general solicitation or advertising.

        None of the selling security holders has held any positions or offices or had material relationships with us or any of our affiliates within the past three years, other than as a result of the ownership of our common stock.

        The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling security holders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The calculation of the shares beneficially owned does not take into account the limitation on more than 4.99% beneficial ownership contained in the Notes (as discussed below in note **). The information in the table below is current as of July 11, 2003. The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered. To prevent dilution to the selling security holders, the following numbers may change because of adjustments to reflect stock splits, stock dividends or similar events involving our common stock.

	Shares Owned Prior to the Offering*				Shares Owned After the Offering***
			Number of Shares Being Offered*
	Number				Number
Smithfield Fiduciary LLC (1)	6,275,254	(2)**	1,791,667	**	—
Omicron Master Trust	2,347,833	(3)**	708,333		—
Mainfield Enterprises Inc.	2,073,843	(4)**	666,667		—
Cranshire Capital, L.P.	895,624	(5)	208,333		75,673
OTAPE LLC	595,961	(6)	166,667		—
Paul Revere, LLC	188,294	(7)	188,294		—

*
The senior convertible notes are convertible anytime at the option of the holders at a fixed price of not less than $6.00 or more than $8.00, calculated based on the trading prices of our common stock for the 20 trading days after issuance. For the selling stockholders listed above, the number of shares deemed to be beneficially owned as a result of their ownership of the Notes and the number of shares being offered have been calculated assuming the conversion price is $6.00.

**
Under the terms of the Notes, a selling security holder may not convert the Notes to the extent such conversion or exercise would cause such selling security holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Notes, which have not been converted or exercised. The number of shares set forth in the table does not reflect this limitation.

***
The table assumes that the selling security holders sell all of their shares being offered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this prospectus. The table also assumes that the selling security holders sell all their shares being offered pursuant to the prospectuses and a prospectus supplement that are part of two effective Registration Statements on Forms S-3 (File No. 333-104255 & File No. 333-100707). We are unable to determine the exact number of shares that will actually be sold pursuant to those prospectuses and prospectus supplement.

(1)
Highbridge Capital Management, LLC ("Highbridge") is the trading manager of Smithfield Fiduciary LLC ("Smithfield") and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

(2)
Includes (a) 1,791,667 shares of common stock issuable upon the conversion of the Notes held by Smithfield, all of which are registered for resale under this prospectus; (b) 1,264,706 shares of common stock issuable upon the conversion of the remaining February Notes at a conversion price of $4.25 per share, and 1,010,500 shares of common stock issuable upon exercise of warrants held by Smithfield, all of which were registered for resale under another prospectus that is part of an effective Registration Statement on Form S-3 (File No. 333-104255); and (d) 1,118,000 shares of common stock issuable upon exercise of outstanding warrants, all of which were registered for resale under another prospectus and prospectus supplement that are part of an effective Registration Statement on Form S-3 (File No. 333-100707).

(3)
Includes (a) 708,333 shares of common stock issuable upon the conversion of the Notes held by Omicron Master Trust ("Omicron"), all of which are registered for resale under this prospectus; (b) 500,000 shares of common stock issued upon conversion of the February Notes in June 2003, 500,000 shares of common stock issuable upon the conversion of the remaining February Notes at a conversion price of $4.25 per share, and 399,500 shares of common stock issuable upon exercise of warrants held by Omicron, all of which were registered for resale under another prospectus that is part of an effective Registration Statement on Form S-3 (File No. 333-104255); and (c) 240,000 shares of common stock issuable upon exercise of outstanding warrants, all of which were registered for resale under another prospectus and prospectus supplement that are part of an effective Registration Statement on Form S-3 (File No. 333-100707).

(4)
Includes (a) 666,667 shares of common stock issuable upon the conversion of the Notes held by Mainfield Enterprises Inc. ("Mainfield"), all of which are registered for resale under this prospectus; (b) 470,588 shares of common stock issued upon conversion of the February Notes in June 2003, 470,588 shares of common stock issuable upon the conversion of the remaining February Notes at a conversion price of $4.25 per share, and 376,000 shares of common stock issuable upon exercise of warrants held by Mainfield, all of which were registered for resale under another prospectus that is part of an effective Registration Statement on Form S-3 (File No. 333-104255); and (c) 90,000 shares of common stock issuable upon exercise of outstanding warrants, all of which were registered for resale under another prospectus and prospectus supplement that are part of an effective Registration Statement on Form S-3 (File No. 333-100707).

(5)
Includes (a) 208,333 shares of common stock issuable upon the conversion of the Notes held by Cranshire Capital L.P. ("Cranshire"), all of which are registered for resale under this prospectus;

  (b) 147,059 shares of common stock issued upon conversion of the February Notes in June 2003, 147,059 shares of common stock issuable upon the conversion of the remaining February Notes at a conversion price of $4.25 per share, and 117,500 shares of common stock issuable upon exercise of warrants held by Cranshire, all of which were registered for resale under another prospectus that is part of an effective Registration Statement on Form S-3 (File No. 333-104255); and (c) 200,000 shares of common stock issuable upon exercise of outstanding warrants, all of which were registered for resale under another prospectus and prospectus supplement that are part of an effective Registration Statement on Form S-3 (File No. 333-100707).

(6)
Includes (a) 166,667 shares of common stock issuable upon the conversion of the Notes held by OTAPE LLC, all of which are registered for resale under this prospectus; (b) 117,647 shares of common stock issued upon conversion of the February Notes in June 2003, 117,647 shares of common stock issuable upon the conversion of the remaining February Notes at a conversion price of $4.25 per share, and 94,000 shares of common stock issuable upon exercise of warrants held by OTAPE LLC, all of which are registered for resale under another prospectus that is part of an effective Registration Statement on Form S-3 (File No. 333-104255); and (c) 100,000 shares of common stock issuable upon exercise of outstanding warrants held by OTATO L.P., all of which were registered for resale under another prospectus and prospectus supplement that are part of an effective Registration Statement on Form S-3 (File No. 333-100707). OTAPE LLC and OTATO L.P. are commonly owned by OTA Financial Group.

(7)
Consists of 188,294 shares of common stock issuable upon exercise of warrants held by Paul Revere, LLC, an affiliate of Rodman & Renshaw, Inc., all of which are registered for resale under this prospectus.

PLAN OF DISTRIBUTION

        The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

  •
  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing of options, whether such options are listed on an options exchange or otherwise;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  through the settlement of short sales;

  •
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        In addition, the selling security holders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling security holders. The selling security holders may also sell shares short and deliver the shares to close out such short positions. The selling security holders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

        Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. If the selling security holders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

        The selling security holders may from time to time pledge or grant a security interest in some or all of the convertible notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

        The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        None of the selling security holders is a registered broker-dealer. Paul Revere LLC is an affiliate of Rodman & Renshaw, Inc., a registered broker-dealer. The selling security holders, including Paul Revere LLC who is affiliated with a registered broker-dealer, have informed us that none of them has any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If any selling security holder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

  •
  the name of each of the participating broker-dealers;

  •
  the number of shares involved;

  •
  the price at which the shares were sold;

  •
  the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

  •
  a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  any other facts material to the transaction.

        There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

        We are required to pay all fees and expenses incident to the registration of the shares, including $5,000 of fees and disbursements of counsel to the selling security holders. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, or the selling security holders may be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act, that may arise from written information furnished to us by the selling security holders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

        None of the selling security holders intends to use any means of distributing or delivering the prospectus other than by hand or the mails, and none of the selling security holders intends to use any forms of prospectus other than printed prospectuses.

        Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradeable in the hands of persons other than our affiliates.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

5,004,000 Shares

SUPERGEN, INC.

Common Stock

PROSPECTUS

July    , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The Registrant will pay all reasonable expenses incident to the registration of the shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Amount to Be Paid
SEC registration fee	$2,059
Legal fees and expenses*	15,000
Accounting fees and expense*	10,000
Printing expenses*	2,500
Miscellaneous*	5,441

Total	$35,000

*
Estimate

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation's Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) provides for the indemnification of directors to the fullest extent permissible under Delaware General Corporation Law. Article VI of the Registrant's Bylaws (Exhibit 3.2 hereto) provides indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with its directors and officers.

        Under the Registration Rights Agreements (Exhibit 4.3 hereto), the Registrant has agreed to indemnify the selling security holders and persons controlling the selling security holders against certain liabilities, including liabilities under the Securities Act of 1933, and the selling security holders have agreed to indemnify the Registrant, its directors, its officers and certain control and related persons against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.

Exhibit Number		Description of Document
3.1	(a)	Amended and Restated Certificate of Incorporation of the Registrant
3.2	(b)	Bylaws, as amended, of the Registrant
4.1	(c)	Securities Purchase Agreement dated June 24, 2003 by and among SuperGen, Inc. and the purchasers named therein
4.2	(c)	Form of Senior Convertible Note dated June 24, 2003 issued to the purchasers under the Securities Purchase Agreement
4.3	(c)	Registration Rights Agreement dated June 24, 2003 by and among SuperGen, Inc. and the purchasers named therein
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1		Consent of Ernst & Young LLP, Independent Auditors
23.2		Consent of Counsel (included in Exhibit 5.1)
24.1		Power of Attorney (See page II-4)

(a)
Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2000.

(b)
Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2001.

(c)
Incorporated by reference from the Registrant's Report on Form 8-K filed with the Securities and Exchange Commission on June 25, 2003.

ITEM 17. UNDERTAKINGS.

        SuperGen hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  2.
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4.
  That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  5.
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SuperGen pursuant to the foregoing provisions, or otherwise, SuperGen has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SuperGen of expenses incurred or paid by a director, officer, or controlling person of SuperGen in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, SuperGen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dublin, state of California, on July 24, 2003.

SUPERGEN, INC.
By:	/s/ JOSEPH RUBINFELD, PH.D. Joseph Rubinfeld, Ph.D. Chief Executive Officer, President and Director

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Joseph Rubinfeld and Edward L. Jacobs, and each of them individually, as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JOSEPH RUBINFELD Joseph Rubinfeld	Chief Executive Officer, President and Director (Principal Executive Officer)	July 24, 2003
/s/ EDWARD L. JACOBS Edward L. Jacobs	Chief Business Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	July 24, 2003
/s/ CHARLES J. CASAMENTO Charles J. Casamento	Director	July 24, 2003
/s/ THOMAS V. GIRARDI Thomas V. Girardi	Director	July 24, 2003
/s/ WALTER J. LACK Walter J. Lack	Director	July 24, 2003
/s/ JAMES S.J. MANUSO James S.J. Manuso	Director	July 24, 2003
/s/ MICHAEL D. YOUNG Michael D. Young	Director	July 24, 2003

EXHIBIT INDEX

Exhibit Number		Description of Document
3.1	(a)	Amended and Restated Certificate of Incorporation of the Registrant
3.2	(b)	Bylaws, as amended, of the Registrant
4.1	(c)	Securities Purchase Agreement dated June 24, 2003 by and among SuperGen, Inc. and the purchasers named therein
4.2	(c)	Form of Senior Convertible Note dated June 24, 2003 issued to the purchasers under the Securities Purchase Agreement
4.3	(c)	Registration Rights Agreement dated June 24, 2003 by and among SuperGen, Inc. and the purchasers named therein
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1		Consent of Ernst & Young LLP, Independent Auditors
23.2		Consent of Counsel (included in Exhibit 5.1)
24.1		Power of Attorney (See page II-4)

(a)
Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2000.

(b)
Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2001.

(c)
Incorporated by reference from the Registrant's Report on Form 8-K filed with the Securities and Exchange Commission on June 25, 2003.

QuickLinks

SUMMARY
RISK FACTORS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
BUSINESS RELATIONSHIPS AND MATERIAL CONTRACTS
USE OF PROCEEDS
DIVIDEND POLICY
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX